    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 4, 1997

                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                INGRAM MICRO INC.
             (Exact Name Of Registrant As Specified In Its Charter)


           Delaware                            5045                        62-1644402
 (State or other jurisdiction      (Primary Standard Industrial         (I.R.S. Employer
of incorporation or organization)   Classification Code Number)        Identification No.)




                            1600 E. ST. ANDREW PLACE
                               SANTA ANA, CA 92705
                                 (714) 566-1000

                                   ----------

    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                   ----------

                          JAMES E. ANDERSON, JR., ESQ.
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                                INGRAM MICRO INC.
                            1600 E. ST. ANDREW PLACE
                               SANTA ANA, CA 92705
                                 (714) 566-1000
    (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                   ----------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the Registration Statement becomes effective.

                                   ----------

    If the only securities being registered on this form are being offered pursuant to dividend or reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [x]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

===============================================================================================
                                           PROPOSED MAXIMUM    PROPOSED MAXIMUM     AMOUNT OF
TITLE OF SECURITIES    NUMBER OF SHARES    OFFERING PRICE        AGGREGATE       REGISTRATION
  TO BE REGISTERED     TO BE REGISTERED      PER SHARE         OFFERING PRICE         FEE
-----------------------------------------------------------------------------------------------
Class A Common          2,485,944(1)(2)        $3.32(2)(3)      $4,375,261(2)(3)     $1,326(2)
Stock, par value
$0.01 per share
                          250,000(1)         $25.875(4)         $6,468,750(4)        $1,961
                        8,213,354(1)(2)      $25.875(4)       $212,520,535(2)(4)    $64,400(2)
-----------------------------------------------------------------------------------------------
Total:                 10,949,298(1)(2)          N/A          $223,364,546(2)       $67,687(2)
===============================================================================================


(1) (a) 2,485,944 shares are being offered by Ingram Micro Inc. pursuant to the Ingram Micro Inc. Rollover Stock Option Plan, (b) 250,000 shares are being offered by Ingram Micro Inc. pursuant to the Ingram Micro Inc. Amended and Restated 1996 Equity Incentive Plan, and (c) 5,767,717 shares, 1,610,392 shares and 835,245 shares, respectively, are being offered by the Ingram Thrift Plan, the Ingram Micro Thrift Plan, and the Ingram Entertainment Thrift Plan (the "Thrift Plans"). Plus an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Includes $26,223,213 of securities carried forward from Registration Statement No. 333-27471 pursuant to Rule 429 under the Securities Act of 1933, for which an aggregate filing fee of $7,947 was previously paid, consisting of (i) $830,678 of securities being offered by the Company pursuant to the Ingram Micro Inc. Rollover Stock Option Plan for which a filing fee of $252 was previously paid (based on the weighted average exercise price of $1.76 per share) and (ii) $25,392,535 of securities being offered by the Thrift Plans for which a filing fee of $7,695 was previously paid (based on the maximum aggregate offering price of $25.875 per share).

(3) Based upon the weighted average exercise price for the Options (as defined herein) of $1.76 per share, with a maximum exercise price of $3.32 per share.

(4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on a per share price of $25.875, the average of the high and low sales prices of $28.25 and $23.50 of the Company's Class A Common Stock on October 28, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, THE PROSPECTUS INCLUDED IN THIS REGISTRATION STATEMENT ALSO RELATES TO SECURITIES REGISTERED AND REMAINING UNISSUED UNDER REGISTRATION STATEMENT NO. 333-27471 PREVIOUSLY FILED BY THE REGISTRANT.

================================================================================

                                   PROSPECTUS
                             (SUBJECT TO COMPLETION)

                                INGRAM MICRO INC.

                              CLASS A COMMON STOCK

                                10,949,298 SHARES

                     (2,735,944 SHARES BY INGRAM MICRO INC.
         5,767,717 SHARES BY INGRAM THRIFT PLAN, AS SELLING STOCKHOLDER
      1,610,392 SHARES BY INGRAM MICRO THRIFT PLAN, AS SELLING STOCKHOLDER
  835,245 SHARES BY INGRAM ENTERTAINMENT THRIFT PLAN, AS SELLING STOCKHOLDER)


                                   ----------


    THIS PROSPECTUS RELATES TO THE OFFER AND SALE OF UP TO 2,485,944 SHARES OF THE CLASS A COMMON STOCK, PAR VALUE $0.01 PER SHARE ("CLASS A COMMON STOCK"), OF INGRAM MICRO INC. ("INGRAM MICRO" OR THE "COMPANY") AT VARIOUS PRICES PURSUANT TO THE INGRAM MICRO INC. 1996 ROLLOVER STOCK OPTION PLAN (THE "ROLLOVER PLAN"). PLEASE SEE THE SUMMARY OF THE ROLLOVER PLAN BEGINNING ON PAGE 17 AND THE FULL TEXT OF THE ROLLOVER PLAN BEGINNING ON PAGE A-1.

    THIS PROSPECTUS ALSO RELATES TO UP TO 250,000 SHARES OF CLASS A COMMON STOCK WHICH MAY BE OFFERED AND SOLD TO IMMEDIATE FAMILY MEMBERS OF CERTAIN PARTICIPANTS IN THE INGRAM MICRO INC. AMENDED AND RESTATED 1996 EQUITY INCENTIVE PLAN (THE "AMENDED 1996 PLAN"), PURSUANT TO NON-QUALIFIED STOCK OPTIONS GRANTED TO SUCH PARTICIPANTS UNDER THE AMENDED 1996 PLAN, SOME OR ALL OF WHICH MAY BE TRANSFERRED BY PARTICIPANTS TO IMMEDIATE FAMILY MEMBERS IN ACCORDANCE WITH THE AMENDED 1996 PLAN AND THE GRANT DOCUMENTS SPECIFYING THE TERMS AND CONDITIONS OF SUCH NON-QUALIFIED STOCK OPTIONS. THIS PROSPECTUS ALSO RELATES TO THE OFFER AND SALE OF CLASS A COMMON STOCK PURSUANT TO SUCH NON-QUALIFIED STOCK OPTIONS TO THE BENEFICIARIES OF SUCH IMMEDIATE FAMILY MEMBERS, OR THE EXECUTORS, ADMINISTRATORS OR BENEFICIARIES OF THEIR ESTATES, OR OTHER PERSONS DULY AUTHORIZED BY LAW TO ADMINISTER THE ESTATE OR ASSETS OF SUCH PERSONS. PLEASE SEE THE SUMMARY OF THE AMENDED 1996 PLAN BEGINNING ON PAGE 21 AND THE FULL TEXT OF THE AMENDED 1996 PLAN BEGINNING ON PAGE B-1.

    IN ADDITION, THIS PROSPECTUS RELATES TO THE OFFER AND SALE FROM TIME TO TIME BY THE INGRAM THRIFT PLAN ("II THRIFT PLAN"), THE INGRAM MICRO THRIFT PLAN ("IM THRIFT PLAN"), AND THE INGRAM ENTERTAINMENT THRIFT PLAN ("IE THRIFT PLAN"), AS SUCCESSORS TO THE INGRAM THRIFT PLAN, OF A TOTAL OF 5,767,717 SHARES, 1,610,392 SHARES, AND 835,245 SHARES, RESPECTIVELY, OF CLASS A COMMON STOCK OF THE COMPANY. II THRIFT PLAN, IM THRIFT PLAN AND IE THRIFT PLAN ARE SOMETIMES EACH REFERRED TO HEREIN INDIVIDUALLY AS A "THRIFT PLAN" AND COLLECTIVELY AS THE "THRIFT PLANS." THE THRIFT PLANS, DEFINED CONTRIBUTION PLANS INTENDED TO QUALIFY UNDER SECTION 401(A) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), CURRENTLY OWN AN AGGREGATE OF 7,229,108 SHARES OF CLASS B COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "CLASS B COMMON STOCK"), (WHICH ARE AUTOMATICALLY CONVERTIBLE INTO SHARES OF CLASS A COMMON STOCK UPON SALE) AND 981,354 SHARES OF CLASS A COMMON STOCK (CONVERTED FROM CLASS B COMMON STOCK). THE COMPANY WILL NOT RECEIVE ANY OF THE PROCEEDS FROM THE SALE OF SUCH SHARES OFFERED HEREBY.

    The Thrift Plans directly or through agents, brokers, dealers or underwriters designated from time to time, may sell shares of the Class A Common Stock from time to time, on terms to be determined at the time of sale. To the extent required, the specific number of shares to be sold, the purchase price and public offering price, the names of any resale agent, dealer or underwriter, and the terms and amount of any applicable commission or discount with respect to a particular offer will be set forth in a Prospectus Supplement and/or post-effective amendment to the registration statement of which this Prospectus forms a part. See "Plan Of Distribution."

    The Thrift Plans and any such agents, brokers, dealers or underwriters may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Class A Common Stock purchased by such deemed underwriters may be deemed to be underwriting commissions or discounts under the Securities Act.

    The Company has agreed to bear all expenses of registration of the Class A Common Stock under federal and state securities laws and to indemnify the Thrift Plans and such agents, brokers, dealers, and underwriters against certain civil liabilities, including certain liabilities under the Securities Act.

    The Class A Common Stock is listed on the New York Stock Exchange under the symbol "IM." On November 3, 1997, the last reported sale price of the Class A Common Stock on the New York Stock Exchange Composite Tape was $30.94 per share.

                                   ----------

       SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN
                      RISKS ASSOCIATED WITH THIS OFFERING
                          (THE OFFERINGS BY THE COMPANY
                      AND THE OFFERINGS BY THE THRIFT PLANS
                          ARE COLLECTIVELY REFERRED TO
                           HEREIN AS "THE OFFERING").

                                   ----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------

    INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                 _________, 1997

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFERING OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                                -----------------
                                TABLE OF CONTENTS
                                -----------------



                                                                            Page
                                                                            ----
Incorporation of Certain Documents By Reference................................4
Available Information..........................................................5
Safe Harbor for Forward-Looking Information....................................5
Prospectus Summary.............................................................6
Risk Factors...................................................................8
The Company...................................................................15
Restrictions on Resale........................................................17
The Rollover Plan.............................................................17
Federal Income Tax Considerations Relating to the Rollover Plan...............20
The Amended 1996 Plan.........................................................20
Federal Income Tax Considerations Relating to the Amended 1996 Plan...........25
ERISA.........................................................................26
Use of Proceeds...............................................................26
Certain U.S. Federal Income Tax Considerations................................26
Plan of Distribution..........................................................28
Legal Matters.................................................................29
Experts.......................................................................29
Ingram Micro Inc. Rollover Stock Option Plan.................................A-1
Ingram Micro Inc. Amended and Restated 1996 Equity Incentive Plan............B-1

                                   ----------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK OR OTHER SECURITIES OF THE COMPANY. SPECIFICALLY, UNDERWRITERS, IF ANY, ENGAGED BY THE THRIFT PLANS, MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, CLASS A COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION."

                                   ----------

    Ingram Micro and the Ingram Micro logo are registered trademarks of the Company. Ingram Alliance, IMpulse, "Leading the Way in Worldwide Distribution," and "Partnership America" are trademarks of the Company. All other trademarks or tradenames referred to in this Prospectus are the property of their respective owners.

                                   ----------

     Unless the context otherwise requires, the "Company" or "Ingram Micro" refers to Ingram Micro Inc., a Delaware corporation, and its consolidated subsidiaries. The fiscal year of the Company is a 52- or 53-week period ending on the Saturday nearest to December 31. Unless the context otherwise requires, references in this Prospectus to "1992," "1993," "1994," "1995," and "1996"
represent the fiscal years ended January 2, 1993 (53 weeks), January 1, 1994 (52 weeks), December 31, 1994 (52 weeks), December 30, 1995 (52 weeks), and December 28, 1996 (52 weeks), respectively. The Company's next 53-week fiscal year will be fiscal year 1997.


                       INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents previously filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (Exchange Act Commission File Number: 001-12203) are incorporated by reference herein:

        (1) The Company's Annual Report on Form 10-K for the year ended December 28, 1996 (the "Company's 1996 Form 10-K").

        (2) The Company's Proxy Statement in connection with the Company's 1997 Annual Meeting of Shareowners held on May 7, 1997.

        (3) The description of the Company's Common Stock contained in the Company's Exchange Act Registration Statement on Form 8-A dated September 19, 1996, filed with the Commission pursuant to
                Section 12 of the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description.

        (4) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 1997 and June 28, 1997.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

        The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written request of such person, a copy of any or all of the information incorporated by reference in the Registration Statement of which this Prospectus is part (not including exhibits to such information unless such exhibits are specifically incorporated by reference in such information). Such request should be directed to Ingram Micro Inc., 1600 E. St. Andrew Place, Santa Ana, CA 92705, Attention: Corporate Secretary, (telephone number (714) 566-1000).

                                    AVAILABLE INFORMATION

This Prospectus forms a part of a registration statement on Form S-3 filed with the Securities and Exchange Commission (the "Commission"). The Company has registered on such registration statement a number of shares equal to the number of shares issuable upon exercise of certain Options ("Options") to purchase shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), under the Rollover Plan and the Amended 1996 Plan during the period in which it expects this Prospectus to be available. This document contains additional information about the Rollover Plan and the Amended 1996 Plan for use by holders of such Options in determining whether to purchase shares of Class A Common Stock pursuant to the Rollover Plan or the Amended 1996 Plan, whichever is applicable. The discussion of the Rollover Plan beginning on page 17 is a general summary only. Please refer to the complete text of the Rollover Plan beginning on page A-1, and, if applicable, the Option Agreement. Capitalized terms not separately defined in this Prospectus in the discussion relating to the Rollover Plan have the meanings set forth in the Rollover Plan. The discussion of the Amended 1996 Plan beginning on page 21 is a general summary only. Please refer to the complete text of the Amended 1996 Plan beginning on page B-1, and, if applicable, the Option Agreement. Capitalized terms not separately defined in this Prospectus in the discussion relating to the Amended 1996 Plan have the meanings set forth in the Amended 1996 Plan. Additional information regarding the Rollover Plan and the Amended 1996 Plan and their administrators may be obtained from the Compensation and Benefits Manager of Ingram Micro Inc., 1600 East St. Andrew Place, Santa Ana, California 92705 (telephone number: (714) 566-1000).

     THIS PROSPECTUS RELATING TO THE OPTIONS AND THE IM THRIFT PLAN IS AVAILABLE FROM THE COMPENSATION AND BENEFITS MANAGER OF INGRAM MICRO INC., 1600 EAST ST. ANDREW PLACE, SANTA ANA, CALIFORNIA 92705 (TELEPHONE NUMBER: (714) 566-1000). THIS PROSPECTUS RELATING TO THE II THRIFT PLAN IS AVAILABLE FROM THE VICE PRESIDENT OF HUMAN RESOURCES OF INGRAM INDUSTRIES INC., 4400 HARDING ROAD, NASHVILLE, TENNESSEE 37205 (TELEPHONE NUMBER: (615) 298-8200). THIS PROSPECTUS RELATING TO THE IE THRIFT PLAN IS AVAILABLE FROM THE VICE PRESIDENT OF HUMAN RESOURCES OF INGRAM ENTERTAINMENT INC., TWO INGRAM BOULEVARD, LA VERGNE, TN 37089 (TELEPHONE NUMBER: (615) 287-4050).

     The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports and other information with the Commission. A copy of the Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Company in accordance with the Exchange Act may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at certain regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. In addition, reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

                         SAFE HARBOR FOR FORWARD-LOOKING INFORMATION

    In connection with the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company, in the Company's 1996 Form 10-K, outlined cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements made by, or on behalf of, the Company. The factors identified in the Company's 1996 Form 10-K include, but are not limited to, the following: intense competition, narrow margins, fluctuations in quarterly results, the capital intensive nature of the Company's business, management of growth, the Company's dependence on information systems, exposure to foreign markets, dependence on key suppliers, acquisitions, risk of declines in inventory value, dependence on independent shipping companies and rapid technological change. Any forward-looking statements made within this Prospectus and Registration Statement should be considered in conjunction with the information included in the Company's 1996 Form 10-K (including Exhibit 99.01 thereto, which is also incorporated by reference as Exhibit 99.01 to this Registration Statement). In addition, certain related information is contained herein under "Risk Factors."

                               PROSPECTUS SUMMARY

    The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

                                   THE COMPANY

    Ingram Micro is the leading wholesale distributor of computer-based technology products and services worldwide. The Company markets microcomputer hardware, networking equipment, and software products to more than 100,000 reseller customers in approximately 120 countries worldwide. Ingram Micro distributes microcomputer products through warehouses in nine strategic locations in the continental United States and 22 international distribution centers located in Canada, Mexico, most countries of the European Union, Norway, Malaysia, and Singapore. The Company believes that it is the market share leader in the United States, Canada, and Mexico, and the third largest full-line distributor in Europe. In 1996, approximately 31% of the Company's net sales were derived from operations outside the United States. Ingram Micro offers one-stop shopping to its reseller customers by providing a comprehensive inventory of more than 145,000 distinct items (based on unique part numbers assigned by manufacturers) from over 1,300 suppliers, including most of the microcomputer industry's leading hardware manufacturers, networking equipment suppliers, and software publishers. The Company's suppliers include Apple Computer, Cisco Systems, Compaq Computer, Creative Labs, Hewlett-Packard, IBM, Intel, Microsoft, NEC, Novell, Quantum, Seagate, 3Com, Sun Microsystems, Toshiba, and U.S. Robotics.

    The Company conducts business with most of the leading resellers of microcomputer products around the world, including, in the United States, CDW Computer Centers, CompuCom, CompUSA, Computer City, Electronic Data Systems, En Pointe Technologies, Entex Information Services, GE Capital Information Technologies Solutions, Micro Warehouse, Sam's Club, Staples, and Vanstar. The Company's reseller customers outside the United States include Complet Data A/S, Consultores en Diagnostico Organizacional y de Sistemas, DSG Retail Ltd., 06 Software Centre Europe, B.V., GE Capital Technologies, Jump Ordenadores, Maxima S.A., Norsk Datasenter, Owell Svenska AB, SNI Siemens Nixdorf Infosys AG, and TC Sistema SPA.

    The Company has grown rapidly over the past four years, with net sales and net income increasing to $12.0 billion and $110.7 million, respectively, in 1996 from $2.7 billion and $31.0 million, respectively, in 1992, representing compound annual growth rates of 44.8% and 37.5%, respectively. The Company's growth during this period reflects substantial expansion of its existing domestic and international operations, resulting from the addition of new customers, increased sales to the existing customer base, the addition of new product categories and suppliers, and the establishment of the Company's master reseller business launched in late 1994, as well as the successful integration of thirteen acquisitions worldwide. Because of intense price competition in the microcomputer products wholesale distribution industry, the Company's margins have historically been narrow and are expected in the future to continue to be narrow. In addition, the Company has relied heavily on debt financing for its increasing working capital needs in connection with the expansion of its business.

                                  THE OFFERING


         Class A Common Stock offered:

            Class A Common Stock offered by the Company      2,735,944 Shares

            Class A Common Stock offered by Thrift Plans:

               Class A Common Stock offered by the II        5,767,717 Shares
            Thrift Plan..............................

               Class A Common Stock offered by the IM        1,610,392 Shares
            Thrift Plan..............................

               Class A Common Stock offered by the IE           835,245 Shares
            Thrift Plan..............................

                          Total offered by the Company
                          and the Thrift Plans.......        10,949,298 Shares

  Common Stock to be outstanding after this offering (1):

                        Class A Common Stock.........        39,734,802 Shares

                        Class B Common Stock(2)......        99,729,852 Shares

                          Total......................       139,464,654 Shares

         Voting rights:

            Class A Common Stock.....................     One vote per share

            Class B Common Stock.....................     Ten votes per share

         NYSE Symbol.................................     IM



(1) Assumes all shares offered in this offering are actually sold, based on shares outstanding at September 27, 1997 of 29,766,858 shares of Class A Common Stock and 106,961,852 shares of Class B Common Stock. The 8,213,354 shares offered in this offering by the Thrift Plans represent 981,354 shares of Class A Common Stock and 7,232,000 shares of Class B Common Stock, which will convert to Class A Common Stock automatically upon purchase in this Offering. See "Selling Stockholders." Excludes approximately 17,000,000 shares of Common Stock issuable in connection with outstanding stock options.

(2) Each share of Class B Common Stock is convertible, at any time at the option of the holder, into one share of Class A Common Stock. In addition, the Class B Common Stock will be automatically converted into Class A Common Stock upon the occurrence of certain events.

                                  RISK FACTORS

    In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information contained in this Prospectus.

    Intense Competition. The Company operates in a highly competitive environment, both in the United States and internationally. The microcomputer products distribution industry is characterized by intense competition, based primarily on price, product availability, speed and accuracy of delivery, effectiveness of sales and marketing programs, credit availability, ability to tailor specific solutions to customer needs, quality and breadth of product lines and services, and availability of technical and product information. The Company's competitors include regional, national, and international wholesale distributors, as well as hardware manufacturers, networking equipment manufacturers, and software publishers that sell directly to resellers and large resellers who resell to other resellers. Some manufacturers have been successful in selling directly to the retail market, without the use of resellers or distributors such as the Company. Many computer manufacturers which distribute products through traditional two-tier distribution are attempting to counter the success of the direct selling model through the use of channel assembly, in which distributors or resellers assemble computers on behalf of manufacturers. The Company intends to significantly increase its capacity and ability to assemble computer systems. However, the Company's business, financial condition, and results of operations could be adversely affected if manufacturers choose to pursue the direct selling model, or if the Company is unable to successfully compete in channel assembly. There can be no assurance that the Company will not lose market share in the United States or in international markets, or that it will not be forced in the future to reduce its prices in response to the actions of its competitors and thereby experience a further reduction in its gross margins. See " -- Narrow Margins."

    The Company entered the "aggregator" or "master reseller" business by launching Ingram Alliance in late 1994. The Company competes with other master resellers, which sell to groups of affiliated franchisees and third-party dealers. Many of the Company's competitors in the master reseller business are more experienced and have more established contacts with affiliated resellers, third-party dealers, or suppliers, which may provide them with a competitive advantage over the Company.

    The Company is constantly seeking to expand its business into areas closely related to its core microcomputer products distribution business. As the Company enters new business areas, it may encounter increased competition from current competitors and/or from new competitors, some of which may be current customers of the Company. For example, the Company intends to distribute media in the new digital versatile disc format and may compete with traditional music and printed media distributors. In addition, certain services the Company provides may directly compete with those provided by the Company's reseller customers. There can be no assurance that increased competition and adverse reaction from customers resulting from the Company's expansion into new business areas will not have a material adverse effect on the Company's business, financial condition, or results of operations.

    Narrow Margins. As a result of intense price competition in the microcomputer products wholesale distribution industry, the Company's margins have historically been narrow and are expected in the future to continue to be narrow. See " -- Intense Competition." These narrow margins magnify the impact on operating results of variations in operating costs. The Company's gross margins have declined from 8.3% for 1992 to 6.5% for the thirty-nine weeks ended September 27, 1997. The Company receives purchase discounts from suppliers based on a number of factors, including sales or purchase volume and breadth of customers. These purchase discounts directly affect gross margins. Because many purchase discounts from suppliers are based on percentage increases in sales of products, it may become more difficult for the Company to achieve the percentage growth in sales required for larger discounts due to the current size of the Company's revenue base. The Company's gross margins have been further reduced by the Company's entry into the master reseller business which has lower gross margins than the Company's traditional wholesale distribution business. Accordingly, if the Company's master reseller business continues to grow as a percentage of the Company's total net sales, the Company expects such increase to cause its overall gross margins to decline. See " -- Risks Associated with the Company's Master Reseller Business." The Company has taken a number of steps intended to address the challenges of declining gross margins, particularly by continually improving and enhancing its information systems and implementing procedures and systems designed to provide greater warehousing efficiencies and greater accuracy in shipping. However, there can be no assurance that these steps will prevent gross margins from continuing to decline. If the Company's gross margins continue to decline, the Company will be required to reduce operating expenses as a percentage of net sales further in order to maintain or increase its operating margins. While the Company will continue to explore ways to improve gross margins and reduce operating expenses as a percentage of net sales, there can be no assurance that the Company will be successful in such efforts or that the Company's margins will not decline in the future.

    Fluctuations in Quarterly Results. The Company's quarterly net sales and operating results have varied significantly in the past and will likely continue to do so in the future as a result of seasonal variations in the demand for the products and services offered by the Company, the introduction of new hardware and software technologies and products offering improved features and functionality, the introduction of new products and services by the Company and its competitors, the loss or consolidation of a significant supplier or customer, changes in the level of operating expenses, inventory adjustments, product supply constraints, competitive conditions including pricing, interest rate fluctuations, the impact of acquisitions, currency fluctuations, and general economic conditions. The Company's narrow margins may magnify the impact of these factors on the Company's operating results.

    Specific historical seasonal variations in the Company's operating results have included a reduction of demand in Europe during the summer months, increased Canadian government purchasing in the first quarter, and pre-holiday stocking in the retail channel during the September to November period. In addition, as was the case with the introduction of Microsoft Windows 95 in August 1995, the product cycle of major products may materially impact the Company's business, financial condition, or results of operations. Changes in supplier supported programs may also have a material impact on the Company's quarterly net sales and operating results. The Company may be unable to adjust spending sufficiently in a timely manner to compensate for any unexpected sales shortfall, which could materially adversely affect quarterly operating results. Accordingly, the Company believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not indicative of results to be expected for a full fiscal year. In certain future quarters, the Company's operating results may be below the expectations of public market analysts or investors. In such event, the market price of the Class A Common Stock would be materially adversely affected.

    Capital Intensive Nature of Business. The Company's business requires significant levels of capital to finance accounts receivable and product inventory that is not financed by trade creditors. The Company has relied heavily on debt financing for its increasing working capital needs in connection with the expansion of its business. At December 30, 1996 and September 27, 1997, the Company's total debt was $304.0 million and $417.7 million, respectively, and represented 26.9% and 30.2%, respectively, of the Company's total capitalization. In order to continue its expansion, the Company will need additional financing, including debt financing, which may or may not be available on terms acceptable to the Company, or at all. The Company expects that the ratio of total debt to total capitalization will likely increase over time. While a portion of the Company's historical financing needs has been satisfied through internally generated funds and trade creditors, a substantial amount prior to the Split-Off had come from intercompany borrowings under debt facilities and an accounts receivable securitization facility maintained by Ingram Industries Inc. ("Ingram Industries"), and now by the Company. No assurance can be given that the Company will continue to be able to borrow in adequate amounts for these or other purposes on terms acceptable to the Company, and the failure to do so could have a material adverse effect on the Company's business, financial condition, and results of operations.

    The Company has a $1 billion credit facility and has recently added two new multi-year, multi-currency revolving credit facilities totaling $650 million, providing the Company total committed revolving credit facilities of $1.65 billion. The Company's ability in the future to satisfy its debt obligations will be dependent upon its future performance, which is subject to prevailing economic conditions and financial, business, and other factors, including factors beyond the Company's control.

    Management of Growth. The rapid growth of the Company's business has required the Company to make significant recent additions in personnel and has significantly increased the Company's working capital requirements. Although the Company has experienced significant sales growth in recent years, such growth should not be considered indicative of future sales growth. Such growth has resulted in new and increased responsibilities for management personnel and has placed and continues to place a significant strain upon the Company's management, operating and financial systems, and other resources. There can be no assurance that the strain placed upon the Company's management, operating and financial systems, and other resources will not have a material adverse effect on the Company's business, financial condition, and results of operations, nor can there be any assurance that the Company will be able to attract or retain sufficient personnel to continue the expansion of its operations. Also crucial to the Company's success in managing its growth will be its ability to achieve additional economies of scale. There can be no assurance that the Company will be able to achieve such economies of scale, and the failure to do so could have a material adverse effect on the Company's business, financial condition, and results of operations.

    To manage the expansion of its operations, the Company must continuously evaluate the adequacy of its management structure and its existing systems and procedures, including, among others, its data processing, financial, and internal control systems. When entering new geographic markets, the Company will be required to implement the Company's centralized IMpulse information processing system on a timely and cost-effective basis, hire personnel, establish suitable distribution centers, and adapt the Company's distribution systems and procedures to these new markets. There can be no assurance that management will adequately anticipate all of the changing demands that growth, including the Company's recently completed and any future acquisitions, could impose on the Company's business systems, procedures, and structure. See " -- Acquisitions." In addition, the Company will be required to react to changes in the microcomputer distribution industry, and there can be no assurance that it will be able to do so successfully. Any failure to adequately anticipate and respond to such changing demands may have a material adverse effect on the Company's business, financial condition, or results of operations. See " -- Dependence on Information Systems."

    Dependence on Information Systems. The Company depends on a variety of information systems for its operations, particularly its centralized IMpulse information processing system which supports more than 40 operational functions including inventory management, order processing, shipping, receiving, and accounting. At the core of IMpulse is on-line, real-time distribution software which supports basic order entry and processing and customers' shipments and returns. The Company's information systems require the services of over 400 of the Company's associates with extensive knowledge of the Company's information systems and the business environment in which the Company operates. Although the Company has not in the past experienced significant failures or downtime of IMpulse or any of its other information systems, any such failure or significant downtime could prevent the Company from taking customer orders, printing product pick-lists, and/or shipping product and could prevent customers from accessing price and product availability information from the Company. In such event, the Company could be at a severe disadvantage in determining appropriate product pricing or the adequacy of inventory levels or in reacting to rapidly changing market conditions, such as a currency devaluation. A failure of the Company's information systems which impacts any of these functions could have a material adverse effect on the Company's business, financial condition, or results of operations. In addition, the inability of the Company to attract and retain the highly skilled personnel required to implement, maintain, and operate IMpulse and the Company's other information systems could have a material adverse effect on the Company's business, financial condition, or results of operations. In order to react to changing market conditions, the Company must continuously expand and improve IMpulse and its other information systems. From time to time the Company may acquire other businesses having information systems and records which must be converted and integrated into IMpulse or other Company information systems. This can be a lengthy and expensive process that results in a significant diversion of resources from other operations. The inability of the Company to convert the information systems of any acquired businesses, such as that of the RND and Computek (as defined below), to the Company's information systems and to train its information systems personnel in a timely manner and on a cost-effective basis could materially adversely affect the Company's business, financial condition, or results of operations. See " -- Acquisitions." There can be no assurance that the Company's information systems will not fail, that the Company will be able to attract and retain qualified personnel necessary for the operation of such systems, that the Company will be able to expand and improve its information systems, or that the information systems of acquired companies will be successfully converted and integrated into the Company's information systems on a timely and cost-effective basis.

    Management believes that customer information systems are becoming increasingly important in the wholesale distribution of technology products. As a result, the Company has recently enriched its customer information systems by adding new features, including on-line ordering through the Internet. However, there can be no assurance that competitors will not develop customer information systems that are superior to those offered by the Company. The inability of the Company to develop competitive customer information systems could adversely affect the Company's business, financial condition, and results of operations.

    As is the case with many computer systems, some of the Company's systems use two digit data fields which recognize dates using the assumption that the first two digits are "19" (i.e., the number 97 is recognized as the year 1997). Therefore, the Company's date critical functions relating to the year 2000 and beyond, such as sales, distribution, purchasing, inventory control, merchandise planning and replenishment, facilities, and financial systems, may be severely affected unless changes are made to these computer systems. The Company expects to resolve these issues in a timely manner and is currently engaged in a review of all existing computer systems in order to implement the required changes. However, no assurance can be given that these issues can be resolved in a timely manner or that the Company will not incur significant expense in resolving these issues.

    Exposure to Foreign Markets; Currency Risk. The Company, through its subsidiaries, operates in a number of countries outside the United States, including Canada, Mexico, most of the countries of the European Union, Norway, Malaysia, and Singapore. In 1995, 1996, and for the thirty nine-weeks ended September 1997, 30.7%, 31.0%, and 29.8%, respectively, of the Company's net sales were derived from operations outside of the United States, and the Company expects its international net sales to increase as a percentage of total net sales in the future. The Company's international net sales are primarily denominated in currencies other than the U.S. dollar. Accordingly, the Company's international operations impose risks upon its business as a result of exchange rate fluctuations. Although the Company attempts to mitigate the effect of exchange rate fluctuations on its business, primarily by attempting to match the currencies of sales and costs, as well as through the use of foreign currency borrowings and derivative financial instruments such as forward exchange contracts, the Company does not seek to remove all risk associated with such fluctuations. Accordingly, there can be no assurance that exchange rate fluctuations will not have a material adverse effect on the Company's business, financial condition, or results of operations in the future. In certain countries outside the United States, operations are accounted for primarily on a U.S. dollar denominated basis. In the event of an unexpected devaluation of the local currency in those countries, the Company may experience significant foreign exchange losses. For example, the devaluation of the Mexican peso, which began in December 1994, significantly affected the Company's Mexican operations. The primary impact on the Company's operating results was a foreign exchange pre-tax charge of approximately $6.9 million and $7.8 million in 1994 and 1995, respectively. In addition, the Company's net sales in Mexico were adversely affected in 1995 as a result of the general economic impact of the devaluation of the Mexican peso.

    The Company's international operations are subject to other risks such as the imposition of governmental controls, export license requirements, restrictions on the export of certain technology, political instability, trade restrictions, tariff changes, difficulties in staffing and managing international operations, difficulties in collecting accounts receivable and longer collection periods, and the impact of local economic conditions and practices. As the Company continues to expand its international business, its success will be dependent, in part, on its ability to anticipate and effectively manage these and other risks. There can be no assurance that these and other factors will not have a material adverse effect on the Company's international operations or its business, financial condition, and results of operations as a whole.

    Product Supply; Dependence on Key Suppliers. The ability of the Company to obtain particular products or product lines in the required quantities and to fulfill customer orders on a timely basis is critical to the Company's success. In most cases, the Company has no guaranteed price or delivery agreements with its suppliers. As a result, the Company has experienced, and may in the future continue to experience, short-term inventory shortages. In addition, manufacturers who currently distribute their products through the Company may decide to distribute, or to substantially increase their existing distribution, through other distributors, their own dealer networks, or directly to resellers. Further, the personal computer industry experiences significant product supply shortages and customer order backlogs from time to time due to the inability of certain manufacturers to supply certain products on a timely basis. There can be no assurance that suppliers will be able to maintain an adequate supply of products to fulfill the Company's customer orders on a timely basis or that the Company will be able to obtain particular products or that a product line currently offered by suppliers will continue to be available. The failure of the Company to obtain particular products or product lines in the required quantities or fulfill customer orders on a timely basis could have a material adverse effect on its business, financial condition, or results of operations.

    Although Ingram Micro regularly stocks products and accessories supplied by over 1,300 suppliers, approximately 41.4%, 53.2%, 55.5% and 58.6% of the Company's net sales in 1994, 1995, 1996, and thirty-nine weeks ended September 27, 1997, respectively, were derived from products provided by its ten largest suppliers. In the thirty-nine weeks ended September 27, 1997, 37.9% of the Company's net sales were derived from sales of products provided by its three largest suppliers. Certain of the Company's non-U.S. operations are even more dependent on a limited number of suppliers. In addition, many services that the Company provides to its reseller customers, such as financing and technical training, are dependent on supplier support. The loss of a major supplier, the deterioration of the Company's relationship with a major supplier, the loss or deterioration of supplier support for certain Company-provided services, the decline in demand for a particular supplier's product, or the failure of the Company to establish good relationships with major new suppliers could have a material adverse effect on the Company's business, financial condition, or results of operations. Such a loss, deterioration, decline, or failure could also have a material adverse effect on the sales by the Company of products provided by other suppliers.

    The Company's ability to achieve increases in net sales or to sustain current net sales levels depends in part on the ability and willingness of the Company's suppliers to provide products in the quantities the Company requires. Although the Company has written distribution agreements with many of its suppliers, these agreements usually provide for nonexclusive distribution rights and often include territorial restrictions that limit the countries in which Ingram Micro is permitted to distribute the products. The agreements are also generally short term, subject to periodic renewal, and often contain provisions permitting termination by either party without cause upon relatively short notice. The termination of an agreement may have a material adverse impact on the Company's business, financial condition, or results of operations.

    Risks Associated with the Company's Master Reseller Business. Ingram Micro entered the master reseller (also known as "wholesale aggregation") business in late 1994 through the launch of Ingram Alliance, which is designed to offer resellers access to products supplied by certain of the industry's leading hardware manufacturers at competitive prices by utilizing a low-cost business model that depends upon a higher average order size, lower product returns percentage, and supplier-paid financing. In addition, the Company completed the acquisition of Intelligent Electronics' ("IE") indirect distribution business, its Reseller Network Division (the "RND"), in July 1997. The master reseller/indirect distribution business is characterized by gross margins and operating margins that are even narrower than those of the U.S. microcomputer products wholesale distribution business and by competition based almost exclusively on price, programs, and execution. In the master reseller business, the Company has different supply arrangements and financing terms than in its traditional wholesale distribution business.

    A substantial portion of the net sales of the Company's master reseller business is derived from the sale of products supplied by several key suppliers. As a result, Company's master reseller business is dependent upon price and related terms and availability of products provided by its key suppliers. Although the Company considers its relationships with these suppliers to be good, there can be no assurance that these relationships will continue as presently in effect or that changes by one or more of such key suppliers in their volume discount schedules or other marketing programs would not adversely affect the Company's business, financial condition or results of operations. Termination or nonrenewal of the Company' agreements with key suppliers would have a material adverse effect on the Company's business, financial condition, or results of operations.

     Acquisitions. As part of its growth strategy, the Company pursues the acquisition of companies that either complement or expand its existing business. As a result, the Company is continually evaluating potential acquisition opportunities, which may be material in size and scope. Acquisitions involve a number of risks and difficulties, including expansion into new geographic markets and business areas, the requirement to understand local business practices, the diversion of management's attention to the assimilation of the operations and personnel of the acquired companies, the integration of the acquired companies' management information systems with those of the Company, potential adverse short-term effects on the Company's operating results, the amortization of acquired intangible assets, and the need to present a unified corporate image.

     The Company completed the acquisition of IE's indirect distribution business in July 1997. In addition, the Company announced on October 15, 1997, that it has entered into a definitive agreement with Empresas Quintec S.A. to acquire the leading Chilean computer products distributor, Computacion Tecnica, S.A. and its affiliated companies, including Systemes & Solutions Informatica Ltda., based in Sao Paulo, Brazil; Computek Enterprises (U.S.A.) Inc., based in Miami, Florida; and Computacion Tecnica Peruana S.A. located in Lima, Peru (collectively, "Computek").

     The Company anticipates that one or more potential acquisition opportunities, including some that could be material to the Company, may become available in the future. The Company may issue equity securities to consummate acquisitions, which may cause dilution to investors purchasing Class A Common Stock in this offering. In addition, the Company may be required to utilize cash or increase its borrowings to consummate acquisitions. No assurance can be given that the Company will have adequate resources to consummate any acquisition, that any acquisition by the Company will or will not occur, that if any acquisition does occur it will not have a material adverse effect on the Company, its business, financial condition, or results of operations or that any such acquisition will be successful in enhancing the Company's business.

    Risk of Declines in Inventory Value. The Company's business, like that of other wholesale distributors, is subject to the risk that the value of its inventory will be adversely affected by price reductions by suppliers or by technological changes and evolving industry standards affecting the usefulness or desirability of the products comprising the Company's inventory. These changes may cause inventory in stock to decline substantially in value or to become obsolete. In addition, suppliers may give the Company limited or no access to new products being introduced. It is the policy of most suppliers of microcomputer products to protect distributors such as the Company, who purchase directly from such suppliers, from the loss in value of inventory due to technological change or the supplier's price reductions. Under the terms of many distribution agreements, suppliers will credit the distributor for inventory losses resulting from the supplier's price reductions if the distributor complies with certain conditions. In addition, under many such agreements, the distributor has the right to return for credit or exchange for other products a portion of the inventory items purchased, within a designated period of time. A supplier who elects to terminate a distribution agreement generally will repurchase from the distributor the supplier's products carried in the distributor's inventory. The industry practices discussed above are sometimes not embodied in written agreements and do not protect the Company in all cases from declines in inventory value. No assurance can be given that such practices will continue, that unforeseen new product developments will not materially adversely affect the Company, or that the Company will be able to successfully manage its existing and future inventories. The Company's risk of declines in inventory value could be greater outside the United States where agreements with suppliers are more restrictive with regard to price protection and the Company's ability to return unsold inventory. The Company establishes reserves for estimated losses due to obsolete inventory in the normal course of business. Historically, the Company has not experienced losses due to obsolete inventory materially in excess of established inventory reserves. Although the Company believes that it has adequate price protection and other arrangements with its suppliers to avoid bearing the costs associated with these changes, no assurance can be made that future technological or other changes and significant declines in inventory value in excess of established inventory reserves, will not have a material adverse effect on the business, financial condition, or results of operations of the Company. Outside North America, the supplier contracts can be more restrictive and place greater risks on the Company.

    The Company sometimes purchases from suppliers, usually at significant discounts, quantities of products that are nearing the end of their product life cycle. In addition, the Company's purchasing staff also seeks opportunities to purchase quantities of products from suppliers at discounts larger than those usually available. When the Company negotiates these purchases, it seeks to secure favorable terms for the return to suppliers of products unwanted by resellers and end-users.

    Because some of these purchase agreements contain terms providing for a 60-day time limit on returns to suppliers, end-user or reseller delays in returning the product to the Company may make it difficult for the Company to meet the deadline for returns to suppliers, and the Company could be left with unwanted product. Additionally, some suppliers may be unwilling or unable to pay the Company for products returned to them under purchase agreements, and this trend may accelerate as consolidation in the industry increases. For products offered by major suppliers, each of these events, were they to occur, could materially adversely impact the Company's business, financial condition, or results of operations.

    Dependence on Independent Shipping Companies. The Company relies almost entirely on arrangements with independent shipping companies for the delivery of its products. Products are shipped from suppliers to the Company through Skyway Freight Systems, Yellow Freight Systems, APL Land Transport Services, and ABF Freight Systems. Currently, Federal Express Corporation ("FedEx"), United Parcel Service ("UPS"), Western Package Service, General Parcel Services, Roadway Parcel Services, and Purolator Courier deliver the substantial majority of the Company's products to its reseller customers in the United States and Canada. In other countries, the Company typically relies on one or two shipping companies prominent in local markets. The termination of the Company's arrangements with one or more of these independent shipping companies, or the failure or inability of one or more of these independent shipping companies to deliver products from suppliers to the Company or products from the Company to its reseller customers or their end-user customers could have a material adverse effect on the Company's business, financial condition, or results of operations. For instance, an employee work stoppage or slow-down at one or more of these independent shipping companies could materially impair that shipping company's ability to perform the services required by the Company. There can be no assurance that the services of any of these independent shipping companies will continue to be available to the Company on terms as favorable as those currently available or that these companies will choose or be able to perform their required shipping services for the Company.

    Alternate Means of Software Distribution. Net sales of software products have decreased as a percentage of total net sales in recent years due to a number of factors, including bundling of software with microcomputers; sales growth in the Company's master reseller business, which is a hardware-only business; declines in software prices; and the emergence of alternative means of software distribution, such as site licenses and electronic distribution. The Company expects this trend to continue.

    Control by Ingram Family Stockholders; Certain Anti-takeover Provisions. As of September 27, 1997, 66.1%
of the outstanding Common Stock (and 82.2% of the outstanding voting power) was held by Martha R. Ingram, her children, certain trusts created for their benefit, and two charitable trusts and a foundation created by the Ingram family (collectively, the "Ingram Family Stockholders"). The Ingram Family Stockholders have entered into a Board Representation Agreement with the Company, which provides that certain types of corporate transactions, including transactions involving the potential sale or merger of the Company; the issuance of additional equity, warrants, or options; certain acquisitions; or the incurrence of significant indebtedness, may not be entered into without the written approval of at least a majority of the voting power held by certain of the Ingram Family Stockholders acting in their sole discretion. In addition, it provides for the designation of (i) not more than three directors designated by the Ingram Family Stockholders, (ii) one director designated by the Chief Executive Officer of the Company, and (iii) four or five additional directors who are not members of the Ingram family or executive officers or employees of the Company. Directors designated by the Ingram Family Stockholders may include Martha R. Ingram, any of her legal descendants, or any of their respective spouses. Voting control by the Ingram Family Stockholders may discourage certain types of transactions involving an actual or potential change of control of the Company, including transactions in which the holders of the Company's Class A Common Stock might receive a premium for their shares over the prevailing market price of the Class A Common Stock.

    Section 203 of the Delaware General Corporation Law (as amended from time to time, the "DGCL"), which is applicable to the Company, prohibits certain business combinations with certain stockholders for a period of three years after they acquire 15% or more of the outstanding voting stock of a corporation. In addition, the authorized but unissued capital stock of the Company includes 1,000,000 shares of preferred stock. The Board of Directors is authorized to provide for the issuance of such preferred stock in one or more series and to fix the designations, preferences, powers and relative, participating, optional or other rights and restrictions thereof. Accordingly, the Company may issue a series of preferred stock in the future that will have preference over the Common Stock with respect to the payment of dividends and upon liquidation, dissolution or winding-up or which could otherwise adversely affect holders of the Common Stock or discourage or make difficult any attempt to obtain control of the Company.

    Possible Volatility of Stock Price. The market price of the Class A Common Stock could be subject to wide fluctuations in response to quarterly variations in the Company's results of operations, changes in earnings estimates by research analysts, conditions in the personal computer industry, or general market or economic conditions, among other factors. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices of many technology companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could materially adversely affect the market price for the Class A Common Stock.

                                   THE COMPANY

    Ingram Micro is the leading wholesale distributor of computer-based technology products and services worldwide. The Company markets microcomputer hardware, networking equipment, and software products to more than 100,000 reseller customers in approximately 120 countries worldwide in three principal market sectors: the VAR sector, consisting of value-added resellers, systems integrators, network integrators, application VARs, and original equipment manufacturers; the Commercial sector, consisting of corporate resellers, direct marketers, independent dealers, and owner-operated chains; and the Consumer sector, consisting of consumer electronics stores, computer superstores, mass merchants, office product superstores, software-only stores, and warehouse clubs. As a wholesale distributor, the Company markets its products to each of these types of resellers as opposed to marketing directly to end-user customers.

    The Company conducts business with most of the leading resellers of microcomputer products around the world. Ingram Micro offers one-stop shopping to its reseller customers by providing a comprehensive inventory of more than 145,000 distinct items (based on unique part numbers assigned by manufacturers) from over 1,300 suppliers, including most of the microcomputer industry's leading hardware manufacturers, networking equipment suppliers, and software publishers. The Company's broad product offerings include: desktop and notebook personal computers ("PCs"), servers, and workstations; mass storage devices; CD-ROM drives; monitors; printers; scanners; modems; networking hubs, routers, and switches; network interface cards; business application software; entertainment software; and computer supplies. Ingram Micro distributes microcomputer products worldwide through warehouses in nine strategic locations in the continental United States and 22 international distribution centers located in Canada, Mexico, most countries of the European Union, Norway, Malaysia, and Singapore.

    The Company has grown rapidly over the past four years, with net sales and net income increasing to $12.0 billion and $110.7 million, respectively, in 1996 from $2.7 billion and $31.0 million, respectively, in 1992, representing compound annual growth rates of 44.8% and 37.5%, respectively. The Company's growth during this period reflects substantial expansion of its existing domestic and international operations, resulting from the addition of new customers, increased sales to the existing customer base, the addition of new product categories and suppliers, and the establishment of Ingram Alliance, as well as the successful integration of thirteen acquisitions worldwide. Because of intense price competition in the microcomputer products wholesale distribution industry, the Company's margins have historically been narrow and are expected in the future to continue to be narrow. In addition, the Company has relied heavily on debt financing for its increasing working capital needs in connection with the expansion of its business.

    The Company was previously a subsidiary of Ingram Industries, a company controlled by the Ingram Family Stockholders. The Company, Ingram Industries, and Ingram Entertainment Inc. ("Ingram Entertainment") have entered into certain agreements, pursuant to which the operations of the three companies were reorganized (the "Reorganization"). In the Reorganization, the Company, Ingram Industries, and Ingram Entertainment allocated certain liabilities and obligations among themselves. Immediately prior to the closing of the Company's initial public offering in November 1996 ("IPO"), Ingram Industries consummated an exchange, pursuant to which certain existing stockholders of Ingram Industries exchanged all or a portion of their shares of Ingram Industries common stock for shares of Class B Common Stock of the Company in specified ratios (the "Exchange," collectively with those elements of the Reorganization that occurred prior to the closing of the IPO, the "Split-Off"). Immediately after the Split-Off and the closing of the IPO, none of the Common Stock was held by Ingram Industries, other than 246,000 shares of Class A Common Stock purchased by Ingram Industries in the IPO. At such time, 67.9% of the outstanding Common Stock (and 80.5% of the outstanding voting power) was held by the Ingram Family Stockholders. See "Risk Factors -- Control by Ingram Family Stockholders; Certain Anti-takeover Provisions." After the Split-Off, Ingram Entertainment continued to be a wholly-owned subsidiary of Ingram Industries until June 1997, at which time certain remaining stockholders of Ingram Industries exchanged their remaining shares of Ingram Industries common stock for shares of Ingram Entertainment common stock.

    The Company's earliest predecessor began business in 1979 as a California corporation named Micro D, Inc. This company and its parent, Ingram Micro Holdings Inc. ("Holdings"), grew through a series of acquisitions, mergers, and internal growth to encompass the Company's current operations. Ingram Micro Inc. was incorporated in Delaware on April 29, 1996, in order to effect the reincorporation of the Company in Delaware. The successor to Micro D, Inc. and Holdings were merged into Ingram Micro Inc. in October 1996. The Company's principal executive office is located at 1600 East St. Andrew Place, Santa Ana, California 92705, and its telephone number is (714) 566-1000.

                             RESTRICTIONS ON RESALE

    Any person who is an "affiliate" of the Company (as the term "affiliate" is used in Rule 144 promulgated by the Commission under the Securities Act), and who acquires shares of Class A Common Stock pursuant to this Offering may resell such shares only (i) pursuant to a registration statement filed under the Securities Act, or (ii) within the restrictions, including the sales volume limitations, imposed by Rule 144 other than the one-year holding period requirement in Rule 144. In addition, certain participants in the Rollover Plan and the Amended 1996 Plan may be subject to the "short-swing profits" sanction of Section 16(b) of the Exchange Act.

                                THE ROLLOVER PLAN

    THIS SECTION IS NOT APPLICABLE TO SALES MADE BY THE THRIFT PLANS OR TO SALES MADE BY THE COMPANY PURSUANT TO THE AMENDED 1996 PLAN. THIS SECTION ONLY APPLIES TO SALES MADE BY THE COMPANY PURSUANT TO EXERCISES OF NON-QUALIFIED STOCK OPTIONS GRANTED AND OUTSTANDING UNDER THE ROLLOVER PLAN.

PURPOSE

    Options outstanding under the Rollover Plan were granted upon the conversion and cancellation of certain options to purchase shares of, and Incentive Stock Units ("ISUs") and Stock Appreciation Rights ("SARs") relating to, common stock of Ingram Industries as provided in the Amended and Restated Stock Option, SAR and ISU Conversion and Exchange Agreement (the "Conversion Agreement") in connection with the Split-Off. The Rollover Plan expired 90 days after the closing of the Split-Off (i.e., February 4, 1997).

    The following summary of the Rollover Plan does not purport to be complete, and reference is made to the Ingram Micro Inc. Rollover Stock Option Plan which is reproduced beginning at page A-1.

ADMINISTRATION

    The Rollover Plan is administered by a Committee (the "Committee") of the Board of Directors of the Company (the "Board"). The Rollover Plan expired on February 4, 1997; however, the authority of the Board and Committee with respect to outstanding Options continued after the authority to grant new Options under the Rollover Plan expired.

    Subject to the terms of the Rollover Plan and applicable law, the Committee has full power to construe and interpret the Rollover Plan and to establish and amend such rules and regulations as it deems necessary or advisable for the proper administration of the Rollover Plan. Decisions of the Committee are conclusive and binding upon all Persons, including Optionees and any persons claiming under or through an Optionee.

    The Committee, to the extent necessary to comply with Section 16 of the Exchange Act, shall consist of at least two directors of the Company chosen by the Board, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act. Additional information regarding the Rollover Plan and the Committee may be obtained by contacting the Committee: Attention:
Compensation and Benefits Manager of Ingram Micro Inc., 1600 East St. Andrew Place, Santa Ana, California 92705 (telephone number: (714) 566-1000).

ELIGIBILITY

    This Prospectus applies only to the exercise of Non-Qualified Stock Options by Participants who are current or former employees or directors of Ingram Industries, Ingram Entertainment, or any of their respective subsidiaries, and are not currently employees of the Company or any of its subsidiaries ("Optionees").

SHARES SUBJECT TO THE ROLLOVER PLAN

    The maximum number of shares of Class A Common Stock issuable in respect of Options granted and outstanding under the Rollover Plan is 7,047,031 shares.

OPTIONS

    Type of Options. All options held by Optionees under the Rollover Plan to which this Prospectus relates are Non-Qualified Stock Options and are not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

    Term of Options. The term of an Option was determined by the Committee pursuant to the Conversion Agreement.

    Exercise Price. The per share exercise price of each Option granted by the Committee was determined by the Committee pursuant to the Conversion Agreement.

    Option Agreement. The Option Agreement, if applicable, may impose restrictions or limitations on the exercise of an Option in addition to those set forth in this Prospectus. Each Optionee should read his or her Option Agreement with special care.

EFFECT ON OPTIONS OF TERMINATION OF EMPLOYMENT

    Termination of Employment. Except as the Committee may otherwise provide, if an Optionee's employment with his or her Employer is terminated for any reason other than death, permanent and total disability, retirement or Cause, the Optionee's Non-Qualified Stock Options shall expire 60 days following such termination of employment or, if earlier, the date such Option would otherwise expire by its terms. Such Non-Qualified Stock Option will be exercisable prior to such expiration only to the extent exercisable at the date of such termination of employment.

    Death, Disability or Retirement. Except as the Committee may otherwise provide, if an Optionee's employment with his or her Employer is terminated by reason of death or by permanent and total disability or retirement (as determined by the Committee), the Optionee or his successor (if employment is terminated by death) shall have the right to exercise any Non-Qualified Stock Option during the one-year period following such termination of employment, to the extent exercisable at the date of such termination of employment, but in no event later than the date the Non-Qualified Stock Option would otherwise expire by its terms.

    Cause. An Optionee's right to exercise any Non-Qualified Stock Option shall terminate and such Option shall expire upon termination of employment for Cause.

EXERCISE OF OPTIONS

    EXERCISE OF OPTIONS. Each Non-Qualified Stock Option is exercisable only during its term.

    Non-Qualified Stock Options under the Rollover Plan may be exercised by delivering or mailing to the stock plan administrator, Smith Barney, Inc. (the "Stock Plan Administrator"), Attention: Stewart Smith, 3100 West End Avenue, Suite 150, Nashville, Tennessee 37203-1323,

        (1) a notice, in the form prescribed by the Committee, specifying the number of shares to be purchased, and either

        (2) a check or money order payable to the Stock Plan Administrator for the exercise price multiplied by the number of shares to be purchased, or

        (3) by indicating on the form, an exercise election instructing Smith Barney to open a securities account and (i) sell all shares acquired through the exercise, (ii) sell only the number of shares required to cover the cost of the exercise, or (iii) exercise and hold all shares in connection with exercising the Non-Qualified Stock Option), or

        (4) shares of Class A Common Stock owned for at least six months valued at Fair Market Value on the date the Non-Qualified Stock Option is exercised equal to the per share exercise price multiplied by the number of shares to be purchased, or

        (5) a combination of the consideration set forth in (2), (3) and (4) above.

     Upon receipt of such notice and payment, subject to compliance with applicable withholding obligations, the Company shall cause prompt delivery to the Optionee of a certificate or certificates for the shares purchased, if stock certificates have been requested by the Optionee. Otherwise, the Stock Plan Administrator will send to the Optionee a statement reflecting ownership in an account with the Stock Plan Administrator by the Optionee of the total number of shares of Class A Common Stock purchased and held by electronic notation.

RESTRICTIONS ON EXERCISE

    In order to avoid violation of any applicable law or regulation, the Committee may at any time refuse to issue or transfer shares of Common Stock under the Rollover Plan. It is expected that the Committee will refuse to issue shares upon exercise of Non-Qualified Stock Options unless there is at such time an effective registration statement (including a current prospectus) with respect to such shares. The Company has agreed, as part of the Split-Off, to keep effective until no Options remain outstanding, a registration statement on Form S-3 relating to all shares issuable upon exercise of Options, other than those covered by the registration statement on Form S-8 referred to below.

    Additional Registration Statement Relating to Options Held by Employees of the Company. The Company has filed with the Commission a registration statement on Form S-8 effective March 24, 1997, relating to shares issuable upon exercise of Options which are held by employees of the Company. Although such registration statement is effective, the Committee still retains discretion to refuse to issue shares upon exercise of Options.

AMENDMENT AND TERMINATION

    The Board may amend, suspend, or terminate the Rollover Plan at any time. However, with the exception of adjustment for changes in capitalization, the authorization of the Company's stockholders is required if the Committee in its sole discretion determines that such authorization is necessary to comply with any tax or regulatory requirement, including any approval requirement which is a prerequisite for exemptive relief from Section 16 of the Exchange Act, for which or with which the Committee in its sole discretion determines that it is desirable to qualify or comply. The Committee may amend the term of any Option but no amendment may adversely affect any Option without the Optionee's consent.

ADJUSTMENTS

    In the event that the Committee shall determine that any corporate event affects the Class A Common Stock such that an adjustment is required to preserve the benefits or potential benefits made available under the Rollover Plan, then the Committee may, in such manner as the Committee may deem equitable, adjust any or all of (i) the number and kind of shares which thereafter may be optioned and sold, (ii) the number and kinds of shares subject to outstanding Options, and (iii) the exercise price with respect to any Option.

TRANSFERABILITY

    All Options granted under the Rollover Plan are nontransferable other than by will or by the laws of descent and distribution.

         FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE ROLLOVER PLAN

    The following summary contains general information on the United States federal income tax consequences to Optionees and the Company with respect to Non-Qualified Stock Options. All Options outstanding under the Rollover Plan and that are covered by this Prospectus are Non-Qualified Stock Options. For additional tax information, including information regarding state taxes, Optionees should consult their own tax advisors.

GRANT OF OPTION

    There is no tax consequence to the Optionee or to the Company upon the grant of a Non-Qualified Stock Option.

EXERCISE OF OPTION

    An Optionee realizes ordinary taxable income upon the exercise of a Non-Qualified Stock Option to the extent of the difference between the fair market value on the exercise date of the shares of Class A Common Stock acquired on exercise of the Option, and the Option price. The Company has a corporate income tax deduction in an amount equal to the ordinary taxable income of an Optionee who is an employee or former employee of the Company. Ingram Industries, Ingram Micro, and Ingram Entertainment have agreed that Ingram Micro will be paid an amount equal to the tax benefit to Ingram Industries or Ingram Entertainment, as the case may be, in respect of Options exercised by their current or former employees.

    The exercise price of the shares plus the amount of the Optionee's ordinary taxable income is the Optionee's cost basis for shares of Class A Common Stock acquired pursuant to the exercise of a Non-Qualified Stock Option. An Optionee who sells shares of Class A Common Stock acquired upon exercise of a Non-Qualified Stock Option will have gain or loss equal to the difference between the amount realized on sale and the Optionee's cost basis for the shares. If an Optionee sells shares at a gain and such shares were held for the period specified under applicable tax law, the gain realized on sale will be treated as a long-term capital gain.

    If the Optionee uses previously acquired shares of Class A Common Stock to exercise a Non-Qualified Stock Option, the Optionee will not recognize gain or loss on the exchange of the previously acquired shares for the Option shares. Those shares received upon exercise that are equal in number to the previously acquired shares exchanged therefor will have the same tax basis and holding period as the previously acquired shares. The additional shares received upon exercise will have a tax basis equal to the amount of ordinary income realized on the Option exercise and a holding period beginning on the date of exercise.

TAX WITHHOLDING

    Upon the exercise of a Non-Qualified Stock Option, the Optionee's Employer is required to withhold federal and state (if applicable) income taxes, social security tax (if the Optionee's wages have not exceeded the social security wage base) and Medicare tax. THE AMENDED 1996 PLAN

    THIS SECTION IS NOT APPLICABLE TO SALES MADE BY THE THRIFT PLANS OR TO SALES MADE BY THE COMPANY PURSUANT TO THE ROLLOVER PLAN. THIS SECTION ONLY APPLIES TO SALES MADE BY THE COMPANY PURSUANT TO EXERCISES OF NON-QUALIFIED STOCK OPTIONS BY HOLDERS THEREOF TO WHOM THE RIGHTS TO HOLD AND EXERCISE SUCH OPTIONS WERE TRANSFERRED PURSUANT TO THE TERMS OF THE AMENDED 1996 PLAN BY THE ORIGINAL HOLDER OF SUCH OPTIONS.

PURPOSE

        The purposes of the Amended 1996 Plan are to promote the interests of the Company and its shareowners by providing an additional means of retaining and attracting competent management personnel, providing to participating associates a financial incentive for high levels of performance, and attracting and retaining the services of experienced and knowledgeable independent directors.

        The following summary of the Amended 1996 Plan does not purport to be complete, and reference is made to the Ingram Micro Inc. Amended and Restated 1996 Equity Incentive Plan which is reproduced beginning at page B-1.

ADMINISTRATION

        The Amended 1996 Plan is administered by the Committee. Under the Amended 1996 Plan, the Committee may grant Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Performance Based Awards, and Other Stock-Based Awards. The following summary addresses Options which have been transferred by certain Participants in the Amended 1996 Plan to immediate family members and which are Non-Qualified
Stock Options (see "Eligibility" and "Transferability").

        Subject to the terms of the Amended 1996 Plan and applicable law, the Committee has full power to construe and interpret the Amended 1996 Plan and to establish and amend such rules and regulations as it deems necessary or advisable for the proper administration of the Amended 1996 Plan. Decisions of the Committee are conclusive and binding upon all Persons, including Participants and any Person claiming under or through a Participant.

        The Committee, to the extent necessary to comply with Section 16 of the Exchange Act, shall consist of at least two directors of the Company chosen by the Board, each of whom is a "non-employee director" within the meaning of Rule 16b-3 under the Exchange Act. Additional information regarding the Amended 1996 Plan and the Committee may be obtained by calling (714) 566-1000 or by writing the Committee: c/o Compensation and Benefits Manager, Ingram Micro Inc., 1600 E. St. Andrew Place, Santa Ana, California 92705.

ELIGIBILITY

        Any associate or member of the Board of the Company or any of its Affiliates is eligible to participate in the Amended 1996 Plan.

        This Prospectus applies only to: (1) the exercise of Options by immediate family members of certain Participants in the Amended 1996 Plan, pursuant to non-qualified stock options granted to such Participants under the Amended 1996 Plan, some or all of which may be transferred by Participants to immediate family members in accordance with the Amended 1996 Plan and the grant documents specifying the terms and conditions of such non-qualified stock options; and (2) the offer and sale of Class A Common Stock pursuant to such non-qualified stock options to the beneficiaries of such immediate family members, or the executors, administrators or beneficiaries of their estates, or other persons duly authorized by law to administer the estate or assets of such persons.

SHARES SUBJECT TO THE AMENDED 1996 PLAN

        A maximum of 12,000,000 shares of Class A Common Stock may be delivered pursuant to the Amended 1996 Plan, of which 250,000 shares of Common Stock are covered under this Prospectus. Shares relative to Awards that expire or do not vest, or that are otherwise not delivered, may be available for subsequent Awards and other purposes under the Amended 1996 Plan, except as otherwise expressly provided in the Amended 1996 Plan. No Employee Participant may receive Awards under the Amended 1996 Plan in any calendar year that relate to more than 3,600,000 Shares.

OPTIONS

        Type of Options. Subject to the provisions of the Amended 1996 Plan, the Committee shall have the authority to grant Non-Qualified Stock Options, not intended to qualify under Section 422 of the Code and Incentive Stock Options, which are intended to qualify under Section 422 of the Code. Any options which have been transferred will following such transfer be Non-Qualified Stock Options. See "Transferability."

        Term of Options. The term of an Option is governed by an applicable Award Agreement and is determined by the Committee. In granting an Option, the Committee may impose such conditions and limitations as it deems advisable.

        Exercise Price. The per share exercise price of each Option granted by the Committee shall be determined by the Committee.

        Award Agreement. The applicable Award Agreement may impose restrictions or limitations on the exercise of an Option in addition to those set forth in this Prospectus.

EXERCISE OF OPTIONS

        EXERCISE. Each Option will be exercisable in the manner and within the period or periods and in the installments, if any, determined by the Committee and set forth in the related Award Agreement, if any. The right to purchase the unexercised portion of an installment continues until its lapse or termination.

        PAYMENT. Shares shall be delivered pursuant to an exercise of an Option only if payment in full of the option price has been received by the Company or its designee. Payment may be made in cash, or its equivalent, or, if permitted by the Committee, by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest), or by a combination of the foregoing. The combined value of all cash and cash equivalents and the Fair Market Value of any Shares tendered as of the date of tender must be at least equal to the option price.

        IN ORDER TO AVOID VIOLATION OF ANY APPLICABLE LAW OR REGULATION, THE COMMITTEE MAY AT ANY TIME IMPOSE SUCH CONDITIONS WITH RESPECT TO THE EXERCISE OF OPTIONS AS IT MAY DEEM NECESSARY OR ADVISABLE.

AMENDMENT AND TERMINATION

        The Board may amend, suspend or terminate the Amended 1996 Plan at any time. However, with the exception of adjustment for changes in capitalization, the authorization of the Company's shareowners is required if the Committee in its sole discretion determines that such authorization is necessary to comply with any tax or regulatory requirement, including any approval requirement which is a prerequisite for exemptive relief from Section 16 of the Exchange Act, for which or with which the Committee in its sole discretion determines that it is desirable to qualify or comply. The Committee may amend the term of any Option but no amendment may adversely affect any Option without the consent of the Stock Option Transferee (as defined below).

        Unless otherwise provided in the Amended 1996 Plan or Award Agreement, the authority of the Board and Committee with respect to outstanding Awards shall continue after the authority to grant new Awards under the Amended 1996 Plan has expired.

ACCELERATION OR EXTENSION OF EXERCISABILITY.

        The Committee may at its discretion provide that an Option granted to a Participant and transferred to a Stock Option Transferee may terminate at a date earlier than that set forth, that an Option granted to a Participant and transferred to a Stock Option Transferee may terminate at a date later than that set forth, provided such date shall not be beyond the date the Option would have expired had it not been for the termination of the Participant's employment or service, and that an Option may become immediately exercisable when it finds that such acceleration would be in the best interests of the Company.

ADJUSTMENTS

        In the event that the Committee shall determine that any corporate event affects the Common Stock such that an adjustment is required to preserve the benefits or potential benefits made available under the Amended 1996 Plan, then the Committee may, in such manner as the Committee may deem equitable, adjust any or all of (i) the number of Shares of the Company (or number and kind of other securities or property) with respect to which Awards may thereafter be granted, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and
(iii) the grant or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, subject to the limitations set forth in the Amended 1996 Plan.

TRANSFERABILITY

        The Amended 1996 Plan provides that stock options are generally not transferable by a Participant except by will or the laws of descent and distribution and are exercisable during the Participant's lifetime only by the Participant. Notwithstanding the foregoing, under certain circumstances, the Committee may grant (or sanction by amending an existing grant) Non-Qualified Stock Options that may be transferred by the Participant during his or her lifetime to any member of his or her immediate family or a trust established for the exclusive benefit of one or more members of his or her immediate family in order to permit Participants who receive transferable grants to make a gift of Non-Qualified Stock Options to such persons for estate planning purposes. The term "immediate family" is defined for such purpose as children, stepchildren and grandchildren, including relationships arising from legal adoption.

        This Prospectus relates to up to 250,000 shares of Class A Common Stock of the Company which may be offered and sold to immediate family members of Participants in the Amended 1996 Plan pursuant to Non-Qualified Stock Options that may be transferred to such immediate family members as described in the immediately preceding paragraph. This Prospectus also relates to the offer and sale of Class A Common Stock pursuant to such Non-Qualified Stock Options to the beneficiaries of such immediate family members, or the executors, administrators or beneficiaries of their estates, or other persons duly authorized by law to administer the estate or assets of such persons. As used herein, "Stock Option Transferee" refers to an immediate family member of an Amended 1996 Plan Participant (or such person's beneficiary, estate or other legal representative), or a trust for the benefit of one or more immediate family members, that has received Non-Qualified Stock Options in a valid transfer, and "Participant Transferor" refers to the Amended 1996 Plan Participant who transferred Non-Qualified Stock Options held by a particular Stock Option Transferee.

        Upon transfer to a Stock Option Transferee, a Non-Qualified Stock Option continues to be governed by and subject to the terms and limitations of the Amended 1996 Plan and the relevant grant, and the Stock Option Transferee is entitled to the same rights as the Participant Transferor thereunder, as if no transfer had taken place. Accordingly, the rights of the Stock Option Transferee are subject to the terms and limitations of the original grant to the Participant Transferor, including provisions relating to expiration date, exercisability, exercise price and forfeiture. For information regarding the terms of a particular Non-Qualified Stock Option grant, Stock Option Transferees may contact the Compensation and Benefits Manager of Ingram Micro Inc., 1600 E. St. Andrew Place, Santa Ana, California 92705 (telephone number (714) 566-1000).

        Once a Non-Qualified Stock Option has been transferred to a Stock Option Transferee, it may not be subsequently transferred by the Stock Option Transferee except by will or the laws of descent and distribution. A Stock Option Transferee may designate in writing to the Company before his or her death one or more beneficiaries to receive, in the event of his or her death, any rights to which the Stock Option Transferee would be entitled under the Amended 1996 Plan. A Stock Option Transferee may also designate an alternate beneficiary to receive payments if the primary beneficiary predeceases the Stock Option Transferee. A beneficiary designation may be changed or revoked in writing by the Stock Option Transferee at any time. Changes in beneficiary designation should be sent (return receipt requested) to the attention of the Compensation and Benefits Manager, Ingram Micro Inc., 1600 E. St. Andrew Place, Santa Ana, California 92705.

EXERCISE OF NON-QUALIFIED STOCK OPTIONS BY STOCK OPTION TRANSFEREES

        A Non-Qualified Stock Option may be exercised by a Stock Option Transferee at any time from the time first set by the Committee in the original grant to the Participant Transferor until the close of business on the expiration date of the Non-Qualified Stock Option.

        The purchase price of the shares as to which Non-Qualified Stock Options are exercised shall be paid to the Company at the time of exercise (i) in cash,
(ii) by delivering freely transferable shares of Class A Common Stock already owned by the Stock Option Transferee having a total Fair Market Value, as defined in the Amended 1996 Plan, on the day prior to the date of exercise at least equal to the purchase price, (iii) a combination of cash and shares of Class A Common Stock equal in value to the purchase price, or (iv) by such other means as the Committee may from time to time determine.

        Upon exercise of a Non-Qualified Stock Option by a Stock Option Transferee, any federal, state or local withholding taxes arising from the exercise are the obligation of the Participant Transferor. The exercise will not be given effect and the Stock Option Transferee will not be able to sell the underlying shares until the Company receives confirmation that the Participant Transferor's withholding obligations, where applicable, have been satisfied. ACCORDINGLY, THE EXERCISE OF A NON-QUALIFIED STOCK OPTION BY A STOCK OPTION TRANSFEREE IS NOT ENTIRELY WITHIN HIS OR HER CONTROL.

        A Non-Qualified Stock Option will be deemed exercised on the date the Office of the Corporate Secretary at Ingram Micro Inc., 1600 E. St. Andrew Place, Santa Ana, CA 92706, has received a copy of the stock option exercise form (by mail or courier or facsimile transmission), completed in all respects and signed by the Stock Option Transferee (accompanied by a check and/or shares of Class A Common Stock, where applicable). The Non-Qualified Stock Option shares will generally be transferred to the Stock Option Transferee as of the day following the date that (i) the above conditions have been met, (ii) the funds and/or shares of Class A Common Stock paid by the Stock Option Transferee in satisfaction of the exercise price have been received by the Company free and clear of all restrictions, and (iii) the Company has received confirmation that the Participant Transferor's withholding obligations have been satisfied.

        Once the exercise is completed as described above, stock certificates for the appropriate number of shares will be delivered to the Stock Option Transferee or his or her estate or beneficiaries, or such shares shall be credited to a brokerage account or otherwise delivered in such manner as the person(s) entitled thereto may direct.

EFFECT OF TERMINATION OF EMPLOYMENT

        Because non-qualified stock options transferred to Stock Option Transferees continue to be governed by the terms of the Amended 1996 Plan and the original grant, their exercisability continues to be affected by the Participant Transferor's employment status.

        If a Participant Transferor terminates employment with the Company for any reason other than death, disability or retirement all outstanding unexercised Non-Qualified Stock Options granted to such Participant Transferor, including those held by a Stock Option Transferee, expire on the earlier of (i) the 60th day following such termination of employment and (ii) the normal expiration date but for such termination of employment, unless Committee has at any time provided otherwise.

        Except as the Committee may at any time otherwise provide, if the Participant's employment or services with the Company or its affiliates is terminated by reason of death, disability or retirement, the Participant or his successor (if employment or service is terminated by death) shall have the right to exercise any Non-Qualified Stock Option during the one-year period following such termination of employment or service, to the extent it was exercisable and outstanding at the date of such termination of employment or service, but in no event shall such option be exercisable later than the normal expiration date but for such termination of employment.

       FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE AMENDED 1996 PLAN

        The following material represents a summary of the United States federal income tax consequences of Non-Qualified Stock Options that have been transferred under the Amended 1996 Plan. Prior to the exercise of any Non-Qualified Stock Option or any disposition of stock acquired thereby under the Amended 1996 Plan, a recipient of an Award should consult his or her own tax advisor with respect to the application of the general principles discussed below to his or her particular situation, the advisability of making any of the elections described below, and the impact of state and local taxes on the receipt, exercise, and vesting of Non-Qualified Stock Options.

INCOME AND GIFT TAX CONSEQUENCES FOR PARTICIPANT TRANSFERORS

        A Participant who transfers a Non-Qualified Stock Option by way of a completed gift to an immediate family member will not recognize income at the time of the transfer. Instead, the Participant will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the shares purchased (which will not necessarily be equal to the price at which such shares are sold, even if sold on the same day exercise) over the exercise price at the time the Stock Option Transferee exercises the non-qualified stock option. (Special rules may apply to Participants subject to potential liability under Section 16(b) of the Exchange Act, which may defer the recognition of compensation income.) Moreover, such income will be subject to payment and withholding of income and FICA taxes. Subject to certain limitations, the Company will generally be entitled to claim a Federal income tax deduction at such time and in the same amount that the Participant realizes ordinary income. In the event the Stock Option Transferee exercises the Non-Qualified Stock Option after the death of the Participant, any such ordinary income will be recognized by the Stock Option Transferee.

        A Participant who makes a completed gift of a Non-Qualified Stock Option to an immediate family member may incur a gift tax on the completed gift if the value of the gift exceeds the unified gift and estate tax on annual exclusions available to that Participant.

INCOME TAX CONSEQUENCES FOR STOCK OPTION TRANSFEREES

        A Stock Option Transferee will not recognized income at the time of the transfer of the Non-Qualified

Stock Option since a gift is specifically excluded from gross income. As described in the preceding paragraph, the Participant and not the Stock Option Transferee will recognize ordinary compensation income at the time the Stock Option Transferee exercises the Non Qualified Stock Option if the Participant is alive at the date the Non-Qualified Stock Option is exercised. In the event that the Stock Option Transferee exercises the Non-Qualified Stock Option after the death of the Participant, any such ordinary income will be recognized by the Stock Option Transferee. Such income will not be subject to withholding of income tax but will be subject to withholding of FICA tax unless such income is recognized after the calendar year of the Participant's death. A Stock Option Transferee who chooses to exercise a non-qualified stock option in whole or in part by delivery of other Class A Common Stock already owned by the Stock Option Transferee should consult with tax counsel concerning the tax consequences of such a transaction.

        EACH AWARD HOLDER, PARTICIPANT TRANSFEROR, AND STOCK OPTION TRANSFEREE SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE RECEIPT, EXERCISE, FORFEITURE OR VESTING OF AWARDS IN THE RELEVANT CIRCUMSTANCES.

                                      ERISA

Neither the Rollover Plan nor the Amended 1996 Plan is "qualified" under Section 401(a) of the Code nor are either one subject to any provisions of the Employee Retirement Income Security Act of 1974.

                                 USE OF PROCEEDS

    If all 2,735,944 shares of Class A Common Stock being offered hereby by the Company pursuant to the Rollover Plan and the Amended 1996 Plan were sold, the net proceeds to the Company from this offering would be approximately $10.7 million. The Company intends to use the proceeds from this offering for general corporate purposes.

    The Company will not receive any proceeds from the sale of the 8,213,354 shares of Class A Common Stock being offered hereby for the account of the Thrift Plans.


                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following is a discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of Class A Common Stock by a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a non-resident fiduciary of a foreign estate or trust.

    This discussion is based on the Code, and administrative interpretations as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local, or foreign jurisdiction.

    Proposed United States Treasury Regulations were issued on April 15, 1996 (the "Proposed Regulations") which, if adopted, would affect the United States taxation of dividends paid to a Non-U.S. Holder on Class A Common Stock. The Proposed Regulations are generally proposed to be effective with respect to dividends paid after December 31, 1997, subject to certain transition rules. The discussion below is not intended to be a complete discussion of the provisions of the Proposed Regulations, and prospective investors are urged to consult their tax advisors with respect to the effect the Proposed Regulations would have if adopted.

    Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of Class A Common Stock, including the consequences under U.S. federal law as well as under the laws of any state, local, or foreign jurisdiction.

DIVIDENDS

    Subject to the discussion below, dividends paid to a Non-U.S. Holder of Class A Common Stock generally will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a 30% rate or at a reduced rate as specified by an income tax treaty, the Company ordinarily will presume that dividends paid to an address in a foreign country are paid to a resident of such country absent knowledge that such presumption is not warranted.

    Under the Proposed Regulations, to obtain a reduced rate of withholding under a treaty, a Non-U.S. Holder would generally be required to provide a Form W-8 certifying such Non-U.S. Holder's entitlement to benefits under a treaty. The Proposed Regulations would also provide special rules to determine whether for purposes of determining the applicability of a tax treaty, dividends paid to a Non-U.S. Holder that is an entity should be treated as paid to the entity or those holding an interest in that entity.

    There will be no withholding tax on dividends paid to a Non-U.S. Holder that are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States if the Non-U.S. Holder files a valid Form 4224 (or, if and when the Proposed Regulations become effective, a Form W-8) stating that the dividends are so connected. Instead, the effectively connected dividends will be subject to regular U.S. income tax in the same manner as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable treaty) of the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments.

    Generally, the Company must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or certain other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

    Dividends paid to a Non-U.S. Holder at an address within the United States may be subject to backup withholding imposed at a rate of 31% if the Non-U.S. Holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and certain other information. The Proposed Regulations would, if adopted, alter the foregoing rules in certain respects, including by providing certain presumptions under which a Non-U.S. Holder would be subject to backup withholding in the absence of the certification from the holder as to non-U.S. status, regardless of whether dividends are paid to a U.S. or non-U. S. address.

GAIN ON DISPOSITION OF CLASS A COMMON STOCK

    A Non-U.S. Holder generally will not be subject to U.S. federal income tax with respect to gain realized on a sale or other disposition of Class A Common Stock unless (i) the gain is effectively connected with a trade or business of such holder in the United States, (ii) in the case of certain Non-U.S. Holders who are nonresident alien individuals and hold the Class A Common Stock as a capital asset, such individual is present in the United States for 183 or more days in the taxable year of the disposition, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates, or (iv) the Company is or has been a "U.S. real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time within the shorter of the five-year period preceding such disposition or such holder's holding period. The Company is not, and does not anticipate becoming, a U.S. real property holding corporation.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING ON DISPOSITION OF CLASS A COMMON STOCK

    Under current United States federal income tax law, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of Class A Common Stock paid to or through a U.S. office of a broker unless the disposing holder certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if (A) the payment is made through an office outside the United States of a broker that is either (i) a U.S. person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or (iii) a "controlled foreign corporation" for U.S. federal income tax purposes and (B) the broker fails to maintain documentary evidence that the holder is a Non-U.S. Holder and that certain conditions are met, or that the holder otherwise is entitled to an exemption.

    The Proposed Regulations would, if adopted, alter the foregoing rules in certain respects. Among other things. the Proposed Regulations would provide certain presumptions under which a Non-U.S. Holder would be subject to backup withholding in the absence of certification from the holder as to non-U.S. status.

    Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

FEDERAL ESTATE TAX

     An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the Class A Common Stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                              PLAN OF DISTRIBUTION

        THIS SECTION IS NOT APPLICABLE TO SALES MADE BY THE COMPANY PURSUANT TO THE EXERCISES OF OPTIONS UNDER THE ROLLOVER PLAN OR UNDER THE AMENDED 1996 PLAN. THIS SECTION ONLY APPLIES TO SALES MADE BY THE THRIFT PLANS.

    The Company will not receive any proceeds from any sales of Class A Common Stock offered by the Thrift Plans pursuant to this Prospectus. Shares of Class A Common Stock may be sold from time to time to purchasers directly by the Thrift Plans. Alternatively, from time to time the Thrift Plans may offer shares of Class A Common Stock through underwriters, brokers, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the seller and/or the purchasers for whom they may act as agent. The Thrift Plans and any such underwriters, dealers or agents that participate in the distribution of the Class A Common Stock may be deemed to be underwriters, and any profits on the sale of Class A Common Stock by them and any associated discounts, commissions or concessions that are received may be deemed to be underwriting compensation under the Securities Act. To the extent any of the Thrift Plans may be deemed to be an underwriter, it may be subject to certain statutory liabilities under the Securities Act including but not limited to Sections 11 and 12 of the Securities Act. If required at the time a particular offering is made, a Prospectus Supplement will be distributed that will set forth the aggregate number of shares of Class A Common Stock being offered and the terms of the offering, including the name or names of any underwriters, any discounts, commissions and other items constituting compensation from the selling Thrift Plans and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such Prospectus Supplement, and, if necessary, a post-effective amendment to the registration statement of which this Prospectus forms a part, will be filed with the Commission to reflect the disclosure of additional information with respect to the distribution of the Class A Common Stock.

    Shares of the Class A Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Thrift Plan selling such shares or by agreement between such Thrift Plan and underwriters or dealers. Each of the Thrift Plans also may, from time to time, authorize dealers, acting as the respective Thrift Plan's agents, to solicit offers to purchase the Class A Common Stock upon the terms and conditions set forth in any Prospectus Supplement.

    Each of the Thrift Plans and any other person participating in a sale or distribution of the Class A Common Stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M (designed to prevent manipulation of the price of issuer stock), which may limit the timing of purchases and sales of any of the Class A Common Stock by each of the Thrift Plans and any other such person.

    In connection with this offering, underwriters, if any, may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A Common Stock or other securities of the Company. Specifically, underwriters, if any, may overallot the offering, creating a syndicate short position. In addition, underwriters, if any, may bid for, and purchase, the Class A Common Stock in the open market to cover syndicate shorts or to stabilize the price of the Class A Common Stock. Finally, the underwriting syndicate, if any, may reclaim selling concessions allowed for distributing the Class A Common Stock in the offering, if the syndicate repurchases previously distributed Class A Common Stock in syndicate covering transactions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Class A Common Stock above independent market levels. Underwriters, if any, are not required to engage in these activities, and may end any of these activities at any time.

    The Class A Common Stock is listed on the New York Stock Exchange under the symbol: "IM."

    The Company has agreed to pay all expenses incident to the registration statement of which this Prospectus forms a part and the sale of Class A Common Stock by the Thrift Plans hereunder to the public, other than commissions, fees and discounts of underwriters, dealers or agents. In addition, each of the Thrift Plans and any underwriters, agents dealers and brokers participating in the distribution of the Class A Common Stock, will be indemnified by the Company against certain civil liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

    Certain legal matters with respect to the Class A Common Stock offered in this offering will be passed upon for the Company by James E. Anderson, Jr., Senior Vice President, Secretary and General Counsel of the Company. Mr. Anderson owns shares of Common Stock, and options to purchase shares of Common Stock, with an aggregate value in excess of $50,000.

                                     EXPERTS

    The consolidated financial statements of Ingram Micro Inc. incorporated in this Prospectus by reference in the Company's Annual Report on Form 10-K for the year ended December 28, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, given on the authority of said firm as experts in auditing and accounting.

                                INGRAM MICRO INC.

                           ROLLOVER STOCK OPTION PLAN

    SECTION 1. PURPOSE. The purpose of the Ingram Micro Inc. Rollover Stock Option Plan is to provide for the granting of options to purchase shares of Micro's common stock upon the conversion and cancellation of certain options to purchase shares of, and ISUs and SARs relating to, common stock of Industries as provided in the Conversion Agreement in connection with the split-off pursuant to the Exchange Agreement.

    SECTION 2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

    "BOARD" means the Board of Directors of Micro.

    "CAUSE" means commission of acts of dishonesty, disloyalty or acts substantially detrimental to the welfare of Micro, Industries or Entertainment or any of their respective Subsidiaries, as determined by the respective Boards of Directors, or designated committees thereof.

    "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

    "COMMITTEE" means a committee of the Board designated by the Board to administer the Plan and composed of not less than the minimum number of persons from time to time required by Rule 16b-3, each of whom, to the extent necessary to comply with Rule 16b-3 only, is a "non-employee director" within the meaning of Rule 16b-3. Until otherwise determined by the Board, the Compensation Committee designated by the Board shall be the Committee under the Plan. If the Board has not designated a committee to administer the Plan, the term "Committee" shall mean the Board.

    "CONVERSION AGREEMENT" means the Stock Option, SAR and ISU Conversion and Exchange Agreement, dated as of the date of the Closing among the Ingram Companies and the other Persons set forth on the signature pages thereof.

    "EMPLOYEE" means an employee of Micro, Industries or Entertainment or any of their respective Subsidiaries.

    "EMPLOYER" means a Participant's employer on the date that an Option is granted hereunder to such Participant or any of such Employer's respective parent or subsidiary corporations.

    "ENTERTAINMENT" means Ingram Entertainment Inc.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXCHANGE AGREEMENT" means the Exchange Agreement dated as of September 4, 1996, as amended and restated as of October 17, 1996, among the Ingram Companies and the other Persons set forth on the signature pages thereof.

    "EXECUTIVE OFFICER" means, at any time, an individual who is an executive officer of Micro within the meaning of Exchange Act Rule 3b-7 or who is an officer of Micro within the meaning of Exchange Act Rule 16a-1(f).

    "FAIR MARKET VALUE" means with respect to the Shares, as of any given date or dates, the reported closing price of a share of such class of common stock on such exchange or market as is the principal trading market for such class of common stock. If such class of common stock is not traded on an exchange or principal trading market on such date, the fair market value of a Share shall be determined by the Committee in good faith taking into account as appropriate recent sales of the Shares, recent valuations of the Shares, the lack of liquidity of the Shares, the fact that the Shares may represent a minority interest and such other factors as the Committee shall in its discretion deem relevant or appropriate.

    "FIRST CLOSING" shall have the meaning ascribed thereto in the Exchange Agreement.

    "INCENTIVE STOCK OPTION" means a right to purchase Shares from Micro that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

    "INDUSTRIES" means Ingram Industries Inc.

    "INGRAM COMPANY" means each of Micro, Industries and Entertainment and their respective Subsidiaries.

    "INGRAM FAMILY" means Martha Ingram, her descendants (including any adopted Persons and their descendants) and their respective spouses.

    "ISU" shall have the meaning ascribed thereto in the Conversion Agreement.

    "MICRO" means Ingram Micro Inc.

    "NON-QUALIFIED STOCK OPTION" means a right to purchase Shares from Micro that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.

    "OPTION" means an Incentive Stock Option or a Non-Qualified Stock Option.

    "OPTION AGREEMENT" means the written agreement evidencing an Option in substantially the form attached hereto as Annex 1.

    "PARTICIPANT" means any Employee set forth in Schedule 1 to the Conversion Agreement holding Options, ISUs or SARs outstanding as of the First Closing under any Industries Equity-Based Plan (as defined in the Conversion Agreement) and to the extent applicable, any heirs or legal representatives thereof.

    "PERSON" means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

    "PLAN" means this Rollover Stock Option Plan.

    "PUBLIC OFFERING" means an underwritten registered public offering of Shares of any class of common stock of Micro.

    "PURCHASE AGREEMENT" means an agreement substantially in the form attached hereto as Annex 2 or Annex 3, as the case may be, to be executed by Micro and a Participant as a condition to the exercise, prior to a Public Offering, by such Participant of any Option granted hereunder.

    "RULE 16B-3" means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

    "SAR" shall have the meaning ascribed thereto in the Conversion Agreement.

    "SEC" means the Securities and Exchange Commission or any successor thereto.

    "SHARES" means shares of the Class A Common Stock, $.01 par value per share, of Micro, or such other securities of Micro as may be designated by the Committee from time to time pursuant to the provisions of the Plan.

    "SUBSIDIARY" means, with respect to Industries, Entertainment or Micro, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person at any time after the First Closing.

    SECTION 3.  ADMINISTRATION.

    (a) Authority of Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) determine whether, to what extent, and under what circumstances Options may be settled or exercised in cash, Shares, other securities or other property, or suspended and the method or methods by which Options may be settled, exercised or suspended; (ii) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other property and other amounts payable with respect to an Option shall be deferred either automatically or at the election of the holder thereof or of the Committee; (iii) interpret and administer the Plan and any instrument or agreement relating to, or Option made under, the Plan; (iv) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (v) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. The Committee shall treat each Participant equally under this Section 3(a) and without regard to whether any such Participant is employed by Micro, Entertainment or Industries or any of their respective parent or subsidiary corporations, as the case may be.

    (b) Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Option shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including any Ingram Company, any Participant, any holder or beneficiary of any Option, any stockholder and any Employee.

    SECTION 4.  SHARES AVAILABLE FOR OPTIONS.

    (a) Shares Available. Subject to adjustment as provided in Section 4(b), the number of Shares with respect to which Options may be granted under the Plan shall be 12,000,000.

    (b) Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of Shares or other securities of Micro or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to preserve the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number of Shares of Micro (or number and kind of other securities or property) with respect to which Options may thereafter be granted, (ii) the number of Shares or other securities of Micro (or number and kind of other securities or property) subject to outstanding Options, and (iii) the exercise price with respect to any Option, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Option; provided, in each case, that except to the extent deemed desirable by the Committee (A) with respect to Options that are intended to qualify as Incentive Stock Options, no such adjustment shall be authorized to the extent that such adjustment would cause the Plan to violate Section 422(b)(1) of the Code and (B) with respect to any Option, no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan's meeting the requirements of Section 162(m) of the Code.

    (c) Sources of Shares Deliverable Under Options. Any Shares delivered pursuant to an Option may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

    SECTION 5. ELIGIBILITY. Participation in the Plan is limited to those Employees who qualify as Participants as of the First Closing.

    SECTION 6.  STOCK OPTIONS.

    (a) Grant. The Employees to whom Options shall be granted, the number of Shares to be covered by each Option, the option price therefor, the type of Option and the conditions and limitations applicable to the exercise of the Option shall be determined in accordance with the Conversion Agreement, including Schedule 1 thereto. Options will be Incentive Stock Options, Non-Qualified Stock Options or both, as provided in the Conversion Agreement. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code.

    (b) Exercise Price. The Committee shall establish the exercise price as provided in Schedule 1 to the Conversion Agreement.

    (c) Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, subject to the Conversion Agreement, specify in the applicable Option Agreement or thereafter. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

    (d) Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by Micro. Such payment may be made in cash, or its equivalent, or, if and to the extent permitted by the Committee, by exchanging Shares owned by the optionee (which are not the subject of any pledge or other security interest), or by a combination of the foregoing, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to Micro as of the date of such tender is at least equal to such option price.

    SECTION 7. TERMINATION OR SUSPENSION OF EMPLOYMENT. The following provisions shall apply in the event of the Participant's termination of employment unless the Committee shall have provided otherwise, either at the time of the grant of the Option or thereafter.

    (a) Non-Qualified Stock Options.

        (i) Termination of Employment. Except as the Committee may at any time otherwise provide or as required to comply with applicable law, if the Participant's employment with the Participant's Employer or any of its Subsidiaries is terminated for any reason other than death, permanent and total disability, retirement or Cause, the Participant's right to exercise any Non-Qualified Stock Option shall terminate, and such Option shall expire, on the earlier of (A) the 60th day following such termination of employment or (B) the date such Option would have expired had it not been for the termination of employment. The Participant shall have the right to exercise such Option prior to such expiration to the extent it was exercisable at the date of such termination of employment and has not subsequently been exercised.

        (ii) Death, Disability or Retirement. Except as the Committee may at any time otherwise provide or as required to comply with applicable law, if the Participant's employment with the Participant's Employer or any of its Subsidiaries is terminated by reason of death, permanent and total disability, or retirement, the Participant or his successor (if employment is terminated by death) shall have the right to exercise any Non-Qualified Stock Option during the one-year period following such termination of employment, to the extent it was exercisable and outstanding at the date of such termination of employment, but in no event shall such option be exercisable later than the date the Option would have expired had it not been for the termination of such employment. The meaning of the terms "permanent and total disability" and "retirement" shall be determined by the Committee.

        (iii) Cause. On the date the Participant's employment with the Participant's Employer or any of its Subsidiaries is terminated for Cause, the Participant's right to exercise any Non-Qualified Stock Option shall terminate and such Option shall expire.

        (iv) Acceleration and Extension of Exercisability. Notwithstanding the foregoing, the Committee may, in its discretion, provide at any time (A) that an Option granted to a Participant may terminate at a date later than that set forth above, provided such date shall not be beyond the date the Option would have expired had it not been for the termination of the Participant's employment and (B) that an Option may become immediately exercisable when it finds that such acceleration would be in the best interests of Micro.

    (b) Incentive Stock Options. Except as otherwise determined by the Committee at the time of grant or otherwise or as required to comply with applicable law, if the Participant's employment with the Participant's Employer or any of its Subsidiaries is terminated for any reason other than for Cause, the Participant shall have the right to exercise any Incentive Stock Option during the 60 days after such termination of employment to the extent it was exercisable at the date of such termination, but in no event later than the date the Option would have expired had it not been for the termination of such employment. If the Participant does not exercise such Option to the full extent permitted by the preceding sentence, the remaining exercisable portion of such Option automatically will be deemed a Non-Qualified Stock Option, and such Option will be exercisable during the period set forth in Section 7(a) of the Plan, provided that in the event that employment is terminated because of death or the Participant dies in such 60-day period the Option will continue to be an Incentive Stock Option to the extent provided by Section 421 or Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder. On the date the Participant's employment with his Employer or any of its Subsidiaries is terminated for Cause, the Participant's right to exercise any Incentive Stock Option shall terminate and such Option shall expire.

    (c) Any time spent by a Participant in the status of "leave without pay" shall be disregarded for purposes of determining the extent to which any Option or portion thereof has vested or otherwise become exercisable or nonforfeitable.

    SECTION 8.  AMENDMENT AND TERMINATION.

    (a) Amendments to the Plan. Subject to the provisions of the Conversion Agreement, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief from Section 16(b) of the Exchange Act, for which or with which the Board deems it necessary or desirable to qualify or comply. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform with local rules and regulations in any jurisdiction outside the United States.

    (b) Amendments to Options. Subject to the provisions of the Conversion Agreement, the Committee may waive any conditions or rights under, amend any terms of, or alter or suspend any Option theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration or suspension that would adversely affect the rights of any Participant or any holder or beneficiary of any Option theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

    (c) Cancellation. Any provision of this Plan or any Option Agreement to the contrary notwithstanding, the Committee may cause any Option granted hereunder to be cancelled in consideration of a cash payment or alternative Option made to the holder of such cancelled Option equal in value to the Fair Market Value of such cancelled Option on the date of cancellation.

    SECTION 9.  GENERAL PROVISIONS.

    (a) Nontransferability. No Option shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution provided, however, that an Option other than an Incentive Stock Option may be transferable, to the extent set forth in the applicable Option Agreement, (i) if such Option Agreement provisions do not disqualify such Option for exemption under Rule 16b-3 or (ii) if such Option is not intended to qualify for exemption under such rule.

    (b) No Rights to Options. Except as provided in the Conversion Agreement or herein, no Employee, Participant or other Person shall have any claim to be granted any Option, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Options. The terms and conditions of Options need not be the same with respect to each recipient.

    (c) Share Certificates. All certificates for Shares or other securities of Micro or any Subsidiary delivered under the Plan pursuant to any Option or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission or any stock exchange upon which such Shares or other securities are then listed and any applicable laws or rules or regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

    (d) Withholding. A Participant may be required to pay to the Participant's Employer and such Employer shall have the right and is hereby authorized to withhold from any payment due or transfer made under any Option or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities or other property) of any applicable withholding taxes in respect of an Option, its exercise, or any payment or transfer under an Option or under the Plan and to take such other action as may be necessary in the opinion of the Employer to satisfy all obligations for the payment of such taxes.

    (e) Option Agreements. Each Option hereunder shall be evidenced by an Option Agreement which shall be delivered to the Participant and shall specify the terms and conditions of the Option and any rules applicable thereto.

    (f) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent Micro or any of its Subsidiaries from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock and Shares (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

    (g) No Right to Employment. The grant of an Option shall not be construed as giving a Participant the right to be retained in the employ of the Participant's Employer or any other Ingram Company. Further, the Participant's Employer may at any time dismiss a Participant from employment, free from any liability or any claim under the Plan or otherwise, unless otherwise expressly provided in the Plan or in any Option Agreement.

    (h) Rights as a Stockholder. Subject to the provisions of the applicable Option, no Participant or holder or beneficiary of any Option shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares.

    (i) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Option Agreement shall be determined in accordance with the laws of the State of Delaware.

    (j) Severability. If any provision of the Plan or any Option is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Option, or would disqualify the Plan or any Option under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Option, such provision shall be stricken as to such jurisdiction, Person or Option and the remainder of the Plan and any such Option shall remain in full force and effect.

    (k) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Option if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle Micro to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to Micro by a Participant in connection therewith shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Option granted hereunder shall be construed as an offer to sell securities of Micro, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

    (l) No Trust or Fund Created. Neither the Plan nor any Option shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Micro or any of its Subsidiaries and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from Micro or any of its Subsidiaries pursuant to an Option, such right shall be no greater than the right of any unsecured general creditor of Micro or any of its Subsidiaries.

    (m) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Option, and the Committee shall determine whether cash or other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be cancelled, terminated, or otherwise eliminated.

    (n) Execution of Purchase Agreement; Disposition of Shares. Prior to a Public Offering, no Shares shall be issued pursuant to the exercise of an Option unless and until a Purchase Agreement shall be executed by Micro and the Participant. Each certificate representing Shares so acquired shall bear an appropriate legend setting forth the restrictions on transfer of such Shares as provided by such Purchase Agreement.

    (o) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

    SECTION 10.  TERM OF THE PLAN.

    (a) Effective Date. The Plan shall be effective as of August 20, 1996, subject to approval by the stockholders of Micro.

    (b) Expiration Date. Subject to earlier termination by Micro, the Plan shall expire 90 days after the First Closing. Unless otherwise expressly provided in the Plan or in an applicable Option Agreement, any Option granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust or suspend any such Option or to waive any conditions or rights under any such Option shall, continue after the authority for grant of new Options hereunder has been exhausted or terminated.

                                INGRAM MICRO INC.

                 AMENDED AND RESTATED 1996 EQUITY INCENTIVE PLAN

               SECTION 1. PURPOSE. The purposes of the Amended and Restated Ingram Micro Inc. 1996 Equity Incentive Plan are to promote the interests of Ingram Micro Inc. and its stockholders by (i) attracting and retaining exceptional directors, executive personnel and other key employees of Micro and its Affiliates, as defined below; (ii) motivating such employees and directors by means of performance-related incentives to achieve longer-range performance goals; and (iii) enabling such employees and directors to participate in the long-term growth and financial success of Micro.

               SECTION 2. DEFINITIONS. As used in the Plan, the following terms shall have the meanings set forth below:

               "AFFILIATE" means (i) any entity that is, directly or indirectly, controlled by Micro and (ii) any other entity in which Micro has a significant equity interest or which has a significant equity interest in Micro, in either case as determined by the Committee.

               "AWARD" means any Option, Stock Appreciation Right, Restricted Stock Award, Performance Award or Other Stock-Based Award.

               "AWARD AGREEMENT" means any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

               "BOARD" means the Board of Directors of Micro.

               "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

               "COMMITTEE" means a committee of the Board designated by the Board to administer the Plan and composed of not less than the minimum number of persons from time to time required by Rule 16b-3, each of whom, to the extent necessary to comply with Rule 16b-3 only, is a "Non-Employee Director" within the meaning of Rule 16b-3. Until otherwise determined by the Board, the Compensation Committee designated by the Board shall be the Committee under the Plan.

               "EMPLOYEE" means an employee of Micro or any Affiliate and any member of the Board.

               "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

               "EXECUTIVE OFFICER" means, at any time, an individual who is an executive officer of Micro within the meaning of Exchange Act Rule 3b-7 or who is an officer of Micro within the meaning of Exchange Act Rule 16a-1(f).

               "FAIR MARKET VALUE" means with respect to the Shares, as of any given date or dates, the reported closing price of a share of such class of common stock on such exchange or market as is the principal trading market for such class of common stock. If such class of common stock is not traded on an exchange or principal trading market on such date, the fair market value of a Share shall be determined by the Committee in good faith taking into account as appropriate recent sales of the Shares, recent valuations of the Shares, the lack of liquidity of the Shares, the fact that the Shares may represent a minority interest and such other factors as the Committee shall in its discretion deem relevant or appropriate.

               "INCENTIVE STOCK OPTION" means a right to purchase Shares from Micro that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

               "INGRAM FAMILY" means Martha Ingram, her descendants (including any adopted persons and their descendants) and their respective spouses.

               "MICRO" means Ingram Micro Inc., together with any successor thereto.

               "NON-QUALIFIED STOCK OPTION" means a right to purchase Shares from Micro that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option.

               "OPTION" means an Incentive Stock Option or a Non-Qualified Stock Option.

               "OTHER STOCK-BASED AWARD" means any right granted under Section 10 of the Plan.

               "PARTICIPANT" means any Employee selected by the Committee to receive an Award under the Plan (and to the extent applicable, any heirs or legal representatives thereof).

               "PERFORMANCE AWARD" means any right granted under Section 9 of the Plan.

               "PERSON" means any individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

               "PLAN" means this Ingram Micro Inc. Amended and Restated 1996 Equity Incentive Plan.

               "PURCHASE AGREEMENT" means an agreement substantially in the form attached hereto as Exhibit A to be executed by Micro and a Participant as a condition to the exercise, prior to a Public Offering, by such Participant of any Option granted hereunder.

               "RESTRICTED STOCK" means any Share granted under Section 8 of the Plan.

               "RESTRICTED STOCK UNIT" means any unit granted under Section 8 of the Plan.

               "RULE 16B-3" means Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

               "SEC" means the Securities and Exchange Commission or any successor thereto.

               "SHARES" means shares of Class A common stock and Class B common stock, $.01 par value, of Micro or such other securities as may be designated by the Committee from time to time.

               "STOCK APPRECIATION RIGHT" means any right granted under Section 7 of the Plan.

               "SUBSTITUTE AWARDS" means Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by Micro or with which Micro combines.

               SECTION 3.  ADMINISTRATION.

               (a) Authority of Committee. The Plan shall be administered by the Committee. Subject to the terms of the Plan, applicable law and contractual restrictions affecting Micro, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to an eligible Employee; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award, Award Agreement and Purchase Agreement;
(v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan;
(viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

               (b) Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all Persons, including Micro, any Affiliate, any Participant, any holder or beneficiary of any Award, any shareholder and any Employee.

               SECTION 4.  SHARES AVAILABLE FOR AWARDS.

               (a) Shares Available. Subject to adjustment as provided in
Section 4(b) and 4(c), the number of Shares with respect to which Awards may be granted under the Plan shall be 12,000,000. If, after the effective date of the Plan, any Shares covered by an Award granted under the Plan or to which such an Award relates, are forfeited, or if such an Award is settled for cash or otherwise terminates or is canceled without the delivery of Shares, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such settlement, forfeiture, termination or cancellation, shall, in the calendar year in which such settlement, forfeiture, termination or cancellation occurs, again become Shares with respect to which Awards may be granted unless any dividends have been paid thereon prior to such settlement, forfeiture, termination or cancellation. Notwithstanding the foregoing and subject to adjustment as provided in Section 4(b), no Employee of Micro may receive Awards under the Plan in any calendar year that relate to more than 3,600,000 Shares.

               (b) Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of Micro, issuance of warrants or other rights to purchase Shares or other securities of Micro, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number of Shares of Micro (or number and kind of other securities or property) with respect to which Awards may thereafter be granted, (ii) the number of Shares or other securities of Micro (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award, or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, in each case, that except to the extent deemed desirable by the Committee (A) with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such authority would cause the Plan to violate Section 422(b)(1) of the Code, as from time to time amended and (B) with respect to any Award no such adjustment shall be authorized to the extent that such authority would be inconsistent with the Plan's meeting the requirements of Section 162(m) of the Code, as from time to time amended.

               (c) Substitute Awards. Any Shares underlying Substitute Awards shall not, except in the case of Shares with respect to which Substitute Awards are granted to Employees who are officers or directors of Micro for purposes of
Section 16 of the Exchange Act or any successor section thereto, be counted against the Shares available for Awards under the Plan.

               (d) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

               SECTION 5. ELIGIBILITY. Any Employee, including any officer or employee-director of Micro or any Affiliate, and any member of the Board, shall be eligible to be designated a Participant.

               SECTION 6.  STOCK OPTIONS.

               (a) Grant. Subject to the provisions of the Plan and contractual restrictions affecting Micro, the Committee shall have sole and complete authority to determine the Employees to whom Options shall be granted, the number of Shares to be covered by each Option, the option price therefor and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code, as from time to time amended, and any regulations implementing such statute.

               (b) Exercise Price. The Committee in its sole discretion shall establish the exercise price at the time each Option is granted.

               (c) Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or thereafter.

The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of Federal or state securities laws, as it may deem necessary or advisable.

               (d) Payment. No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by Micro. Such payment may be made: (i) in cash; (ii) in Shares already owned by the Participant (the value of such Shares shall be their Fair Market Value on the date of exercise); (iii) by a combination of cash and Shares; (iv) if approved by the Committee, in accordance with a cashless exercise program under which either (A) if so instructed by the Participant, Shares may be issued directly to the Participant's broker or dealer upon receipt of the purchase price in cash from the broker or dealer, or (B) Shares may be issued by Micro to a Participant's broker or dealer in consideration of such broker's or dealer's irrevocable commitment to pay to Micro that portion of the proceeds from the sale of such Shares that is equal to the exercise price of the Option(s) relating to such Shares, or (v) in such other manner as permitted by the Committee at the time of grant or thereafter.

               SECTION 7.  STOCK APPRECIATION RIGHTS.

               (a) Grant. Subject to the provisions of the Plan and contractual restrictions affecting Micro, the Committee shall have sole and complete authority to determine the Employees to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either at the same time as the Award or at a later time. Stock Appreciation Rights shall not be exercisable earlier than six months after grant and shall have a grant price as determined by the Committee on the date of grant.

               (b) Exercise and Payment. A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the grant price thereof, provided that the Committee may for administrative convenience determine that, with respect to any Stock Appreciation Right which is not related to an Incentive Stock Option and which can only be exercised for cash during limited periods of time in order to satisfy the conditions of Rule 16b-3, the exercise of such Stock Appreciation Right for cash during such limited period shall be deemed to occur for all purposes hereunder on the last day of such limited period and the Fair Market Value of the Shares subject to such stock appreciation right shall be deemed to be equal to the average of the high and low prices during such period on each day the Shares are traded on any stock exchange on which Shares are listed or on any over-the-counter market on which Shares are then traded. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted prior to such determination as well as Stock Appreciation Rights thereafter granted. The Committee shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

               (c) Other Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine, at or after the grant of a Stock Appreciation Right, the term, methods of exercise, methods and form of settlement, and any other terms and conditions of any Stock Appreciation Right. Any such determination by the Committee may be changed by the Committee from time to time and may govern the exercise of Stock Appreciation Rights granted or exercised prior to such determination as well as Stock Appreciation Rights granted or exercised thereafter. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it shall deem appropriate.

               SECTION 8.  RESTRICTED STOCK AND RESTRICTED STOCK UNITS.

               (a) Grant. Subject to the provisions of the Plan and contractual provisions affecting Micro, the Committee shall have sole and complete authority to determine the Employees to whom Shares of Restricted Stock and Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions under which, the Restricted Stock and Restricted Stock Units may be forfeited to Micro, and the other terms and conditions of such Awards.

               (b) Payment. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of a Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement.

               (c) Dividends and Distributions. Dividends and other distributions paid on or in respect of any Shares of Restricted Stock may be paid directly to the Participant, or may be reinvested in additional Shares of Restricted Stock or in additional Restricted Stock Units, as determined by the Committee in its sole discretion.

               SECTION 9.  PERFORMANCE AWARDS.

               (a) Grant. Subject to the provisions of the Plan and contractual provisions affecting Micro, the Committee shall have sole and complete authority to determine the Employees who shall receive a "Performance Award", which shall consist of a right which is (i) denominated in cash or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

               (b) Terms and Conditions. Subject to the terms of the Plan, any contractual provisions affecting Micro and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award.

               (c) Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Committee, on a deferred basis.

               SECTION 10. OTHER STOCK-BASED AWARDS. The Committee shall have authority to grant to eligible Employees an "Other Stock-Based Award", which shall consist of any right which is (i) not an Award described in Sections 6 through 9 above and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply with applicable law, and to the extent deemed desirable by the Committee, with Rule 16b-3. Subject to the terms of the Plan, any contractual provisions affecting Micro and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award.

               SECTION 11. TERMINATION OR SUSPENSION OF EMPLOYMENT OR SERVICE. The following provisions shall apply in the event of the Participant's termination of employment or service unless the Committee shall have provided otherwise, either at the time of the grant of the Award or thereafter.

               (a)  Non-Qualified Stock Options and Stock Appreciation Rights.

            (i) Termination of Employment or Service. Except as the Committee may at any time otherwise provide or as required to comply with applicable law, if the Participant's employment or services with Micro or its Affiliates is terminated for any reason other than death, disability, or retirement, the Participant's right to exercise any Non-Qualified Stock Option or Stock Appreciation Right shall terminate, and such Option or Stock Appreciation Right shall expire, on the earlier of (A) the sixtieth day following such termination of employment or service or (B) the date such Option or Stock Appreciation Right would have expired had it not been for the termination of employment or services. The Participant shall have the right to exercise such Option or Stock Appreciation Right prior to such expiration to the extent it was exercisable at the date of such termination of employment or service and shall not have been exercised.

           (ii) Death, Disability or Retirement. Except as the Committee may at any time otherwise provide or as required to comply with applicable law, if the Participant's employment or services with Micro or its Affiliates is terminated by reason of death, disability, or retirement, the Participant or his successor (if employment or service is terminated by death) shall have the right to exercise any Non-Qualified Stock Option or Stock Appreciation Right during the one-year period following such termination of employment or service, to the extent it was exercisable and outstanding at the date of such termination of employment or service, but in no event shall such option be exercisable later than the date the Option would have expired had it not been for the termination of such employment or services. The meaning of the terms "disability" and "retirement" shall be determined by the Committee.

           (iii) Acceleration or Extension of Exercisability. Notwithstanding the foregoing, the Committee may, in its discretion, provide at any time (A) that an Option granted to a Participant may terminate at a date earlier than that set forth above, (B) that an Option granted to a Participant may terminate at a date later than that set forth above, provided such date shall not be beyond the date the Option would have expired had it not been for the termination of the Participant's employment or service and (C) that an Option or Stock Appreciation Right may become immediately exercisable when it finds that such acceleration would be in the best interests of Micro.

               (b) Incentive Stock Options. Except as otherwise determined by the Committee at the time of grant or otherwise or as required to comply with applicable law, if the Participant's employment with Micro and its Affiliates is terminated for any reason, the Participant shall have the right to exercise any Incentive Stock Option and any related Stock Appreciation Right during the 90 days after such termination of employment to the extent it was exercisable at the date of such termination, but in no event later than the date the Option would have expired had it not been for the termination of such employment. If the Participant does not exercise such Option or related Stock Appreciation Right to the full extent permitted by the preceding sentence, the remaining exercisable portion of such Option automatically will be deemed a Non-Qualified Stock Option, and such Option and the related Stock Appreciation Right will be exercisable during the period set forth in Section 11(a) of the Plan, provided that in the event that employment is terminated because of death or the Participant dies in such 90-day period the Option will continue to be an Incentive Stock Option to the extent provided by Section 421 or Section 422 of the Code, or any successor provision, and any regulations promulgated thereunder.

               (c) Restricted Stock. Except as otherwise determined by the Committee at the time of grant or as required to comply with applicable law, upon termination of employment or service for any reason during the restriction period, all shares of Restricted Stock still subject to restriction shall be forfeited by the Participant and reacquired by Micro at the price (if any) paid by the Participant for such Restricted Stock; provided that in the event of Participant's retirement, disability, or death, or in cases of special circumstances, the Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of Micro, waive in whole or in part any or all remaining restrictions with respect to such Participant's shares of Restricted Stock. Any time spent by a Participant in the status of "leave without pay" shall extend the period otherwise required for purposes of determining the extent to which any Award or portion thereof has vested or otherwise become exercisable or nonforfeitable.

               (d) Except as the Committee may otherwise determine, for purposes hereof any termination of a Participant's employment or service for any reason shall occur on the date Participant ceases to perform services for Micro or any Affiliate without regard to whether Participant continues thereafter to receive any compensatory payments therefrom or is paid salary thereby in lieu of notice of termination or, with respect to a member of the Board who is not also an employee of Micro or any Affiliate, the date such Participant is no longer a member of the Board.

               SECTION 12. MERGER. In the event of a merger of Micro with or into another corporation, each outstanding Award may be assumed or an equivalent award may be substituted by such successor corporation or a parent or subsidiary of such successor corporation. If, in such event, an Award is not assumed or substituted, the Award shall terminate as of the date of the closing of the merger. For the purposes of this paragraph, the Award shall be considered assumed if, following the merger, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger, the consideration (whether stock, cash, or other securities or property) received in the merger by holders of Common Stock for each Share held on the effective date of the transaction (and if the holders are offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares). If such consideration received in the merger is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to the Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger.

               SECTION 13.  AMENDMENT AND TERMINATION.

               (a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief from Section 16(b) of the Exchange Act, for which or with which the Board deems it necessary or desirable to qualify or comply. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary so as to have the Plan conform with local rules and regulations in any jurisdiction outside the United States.

               (b) Amendments to Awards. Subject to the terms of the Plan and applicable law, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

               (c) Cancellation. Any provision of this Plan or any Award Agreement to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award.

               SECTION 14.  GENERAL PROVISIONS.

               (a) Dividend Equivalents. In the sole and complete discretion of the Committee, an Award, whether made as an Other Stock-Based Award under
Section 10 or as an Award granted pursuant to Sections 6 through 9 hereof, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis.

               (b) Nontransferability. No Award shall be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution.

               (c) No Rights to Awards. No Employee, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Employees, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

               (d) Share Certificates. All certificates for Shares or other securities of Micro or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission or any stock exchange upon which such Shares or other securities are then listed and any applicable laws or rules or regulations, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

               (e) Withholding. A Participant may be required to pay to Micro or any Affiliate, and Micro or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of Micro to satisfy all obligations for the payment of such taxes. The Committee may provide for additional cash payments to holders of Awards to defray or offset any tax arising from any such grant, lapse, vesting, or exercise of any Award.

               (f) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto.

               (g) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent Micro or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, Shares and other types of Awards provided for hereunder (subject to shareholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

               (h) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of Micro or any Affiliate. Further, Micro or an Affiliate may at any time dismiss a Participant from employment or service, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

               (i) Rights as a Stockholder. Subject to the provisions of the applicable Award, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be issued under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Stock.

               (j) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware.

               (k) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

               (l) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle Micro to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to Micro by a Participant in connection therewith shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of Micro, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal securities laws and any other laws to which such offer, if made, would be subject.

               (m) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between Micro or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from Micro or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of Micro or any Affiliate.

               (n) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash or other securities or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

               (o) Transfer Restrictions. Shares acquired hereunder may not be sold, assigned, transferred, pledged or otherwise disposed of, except as provided in the Plan, the applicable Award Agreement or the applicable Purchase Agreement.

               (p) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

               SECTION 15.  TERM OF THE PLAN.

               (a) Effective Date. The Plan shall be effective as of October 31, 1996, subject to approval by the shareholders of Micro. Awards may be granted hereunder prior to such shareholder approval subject in all cases, however, to such approval.

               (b) Expiration Date. No Incentive Stock Option shall be granted under the Plan after December 31, 2005. Unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted hereunder may, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, continue after the authority for grant of new Awards hereunder has been exhausted.

                      FIRST AMENDMENT TO INGRAM MICRO INC.
                 AMENDED AND RESTATED 1996 EQUITY INCENTIVE PLAN


        This First Amendment to Ingram Micro Inc. Amended and Restated 1996 Equity Incentive Plan is made by Ingram Micro Inc. (the "Company") with reference to the following facts:

        The Company has established the Ingram Micro Inc. Amended and Restated 1996 Equity Incentive Plan (hereinafter the "Plan"). The Plan provides that it may be amended from time to time in accordance with the procedures provided therein. The Company has executed this First Amendment for the purpose of amending the Plan in the manner hereinafter provided.

        NOW, THEREFORE, the Plan is hereby amended as follows:

        Effective January 1, 1997, Section 14(b) of the Plan is hereby amended and replaced in its entirety by the following:

        "(b) Nontransferability. (i) Except as provided in subsection (ii) below, no Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant, except by will or the laws of descent and distribution.

        (ii) Notwithstanding subsection (i) above, the Committee may determine that an Award may be transferred by a Participant to one or more members of the Participant's immediate family, to a partnership of which the only partners are members of the Participant's immediate family, or to a trust established by the Participant for the benefit of one or more members of the Participant's immediate family. For this purpose, immediate family means the Participant's spouse, parents, children, grandchildren and the spouses of such parents, children and grandchildren. A transferee described in this subsection (ii) may not further transfer an Award. An Award transferred pursuant to this subsection shall remain subject to the provisions of the Plan, including, but not limited to, the provisions of Section 11 relating to the effect on the Award of the death, retirement or termination of employment of the Participant, and shall be subject to such other rules as the Committee shall determine."

        IN WITNESS WHEREOF, this First Amendment is executed effective as of the date set forth herein.

                                       INGRAM MICRO INC.


                                       By: /s/ JAMES E. ANDERSON, JR.
                                           ----------------------------------
                                           James E. Anderson, Jr.
                                           Senior Vice President, Secretary
                                           and General Counsel

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    An itemized statement of the estimated amount of the expenses, other than underwriting discounts and commissions, incurred and to be incurred in connection with the issuance and distribution of the securities registered pursuant to this Registration Statement is as follows:

      Securities and Exchange Commission registration fee........... $59,740
      Printing and engraving expenses...............................  10,000
      Accounting fees and expenses..................................   5,000
      Legal fees and expenses.......................................  10,000
      Transfer Agent fees and expenses..............................   5,000
      Miscellaneous.................................................   5,260
                                                                     -------
              Total................................................. $95,000
                                                                     =======

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the Delaware General Corporation Law (the "DGCL") provides, in effect, that any person made a party to any action by reason of the fact that he is or was a director, officer, employee or agent of the Company may and, in certain cases, must be indemnified by the Company against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys' fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys' fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. This indemnification does not apply, in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to the Company, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, in a non-derivative action, to any criminal proceeding in which such person had reasonable cause to believe his conduct was unlawful.

    Section 102 of the DGCL allows the Company to eliminate or limit the personal liability of a director to the Company or to any of its stockholders for monetary damage for a breach of fiduciary duty as a director, except in the case where the director (i) breaches such person's duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith, engages in intentional misconduct or knowingly violates a law, (iii) authorizes the payment of a dividend or approves a stock purchase or redemption in violation of Section 174 of the DGCL or (iv) obtains an improper personal benefit. Article Tenth of the Company's Certificate of Incorporation includes a provision which eliminates directors' personal liability to the fullest extent permitted under the Delaware General Corporation Law.

    Article Tenth of the Company's Certificate of Incorporation provides that the Company shall indemnify any person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by Delaware Law. Each such indemnified party shall have the right to be paid by the Company for any expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law. Article Tenth of the Company's Certificate of Incorporation also provides that the Company may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Company to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

    As permitted by Delaware Law and the Company's Certificate of Incorporation, the Company maintains insurance covering its directors and officers against certain liabilities incurred by them in their capacities as such, including among other things, certain liabilities under the Securities Act of 1933, as amended.

ITEM 16.    EXHIBITS.

    (a) LIST OF EXHIBITS.

        5.01 -- Opinion of James E. Anderson, Jr., the Registrant's Senior Vice President, Secretary and General Counsel


       10.36 -- First Amendment to the Credit Agreement dated as of October 28, 1997

       10.37 -- European Credit Agreement dated as of October 28, 1997 among the Company and Ingram European Coordination Center N.V., as Borrowers and Guarantors, certain financial institutions, as the Lenders, The Bank of Nova Scotia, as Administrative Agent for the Lenders and NationsBank of Texas, N.A. as Documentation Agent for the Lenders, as arranged by The Bank of Nova Scotia and NationsBanc Capital Markets, Inc., as the Arrangers

       10.38 -- Canadian Credit Agreement dated as of October 28, 1997 among the Company and Ingram Micro Inc. (Canada), as Borrowers and Guarantors, certain financial institutions, as the Lenders, The Bank of Nova Scotia., as Administrative Agent for the Lenders, Royal Bank of Canada as the Syndication Agent for the Lenders, and Bank of Tokyo-Mitsubishi (Canada) as the Co-Agent

       21.01 -- Subsidiaries of the Registrant

       23.01 -- Consent of Price Waterhouse LLP

       23.02 -- Consent of James E. Anderson, Jr., Senior Vice President, Secretary and General Counsel of the Registrant (included in
                Exhibit 5.01)

       24.01 -- Powers of Attorney of certain officers and directors of the Registrant (included on the signature pages hereof)

       99.01 -- Cautionary Statements for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995 (incorporated by reference to Exhibit 99.01 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 28, 1996, filed with the Commission on March 24,
                1997)

ITEM 17.    UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that if the information required to be included in a post-effective amendment by paragraphs (1) (i) and (ii) above is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, paragraphs (1) (i) and (ii) shall not apply.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement relating to securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Ingram Micro Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on this 3rd day of November, 1997.

                                       INGRAM MICRO INC.

                                       By:  /s/ James E. Anderson, Jr.
                                           ----------------------------------
                                       Name:  James E. Anderson, Jr.
                                       Title: Senior Vice President,
                                              Secretary and General
                                              Counsel



                                POWER OF ATTORNEY

        The Registrant and each person whose signature appears below constitutes and appoints Jerre L. Stead, Jeffrey R. Rodek, Michael J. Grainger, and James E. Anderson, Jr., and any agent for service named in this Registration Statement and each of them, his, her, or its true and lawful attorneys-in-fact and agents ,with full power of substitution and resubstitution, for him, her, or it and in his, her, or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


        PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

SIGNATURE                               TITLE                                   DATE
---------                               -----                                   ----
/s/ Jerre L. Stead                      Chief Executive Officer (Principal      November 3, 1997
--------------------------------        Executive Officer); Chairman of the
Jerre L. Stead                          Board


/s/ Michael J. Grainger                 Executive Vice President and            November 3, 1997
--------------------------------        Worldwide Chief Financial Officer
Michael J. Grainger                     (Principal Financial Officer
                                        and Principal Accounting Officer)


/s/ Martha R. Ingram                    Director                                November 3, 1997
--------------------------------
Martha R. Ingram


/s/ John R. Ingram                      Director                                November 3, 1997
--------------------------------
John R. Ingram


/s/ David B. Ingram                     Director                                November 3, 1997
--------------------------------
David B. Ingram


/s/ Philip M. Pfeffer                   Director                                November 3, 1997
--------------------------------
Philip M. Pfeffer

/s/ Don H. Davis, Jr.                   Director                                November 3, 1997
---------------------------------
Don H. Davis, Jr.


----------------------------------      Director                                November 3, 1997
J. Phillip Samper

/s/ Joe B. Wyatt                        Director                                November 3, 1997
-----------------------------------
Joe B. Wyatt